Exhibit 2.1

Execution copy

SHARE AND ASSET SALE AND PURCHASE AGREEMENT

By and among

DANFOSS A/S

and

DANFOSS INTERNATIONAL A/S

and

WATTS WATER TECHNOLOGIES, INC

and

WATTS INDUSTRIES DEUTSCHLAND

April 1, 2011

*subject to contract

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TABLE OF CONTENTS

1.	INTERPRETATION	4

2	SALE	18

3.	PRICE AND PAYMENT	25

4.	CONDITIONS PRECEDENT	28

5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SELLER PARENT	29

6	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PURCHASER PARENT	47

7	INDEMNIFICATION	48

8	CLOSING	56

9	COVENANTS	58

10	MISCELLANEOUS	74

LIST OF ANNEXES AND SCHEDULES		81

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SHARE AND ASSET SALE AND PURCHASE AGREEMENT

AMONG:

DANFOSS A/S, a Danish company with a share capital of Kroner 1,026,902,800, whose registered office is located at Nordborgvej 81, DK-6430 Nordborg, Denmark, registered with the Danish Registry of Commerce and Companies under number 20 16 57 15,

(the “Seller Parent”)

AND:

DANFOSS INTERNATIONAL A/S, a Danish company with a share capital of Kroner 2,500,000, whose registered office is located at Nordborgvej 81, DK-6430 Nordborg, Denmark, registered with the Danish Registry of Commerce and Companies under number 49 69 92 12,

(the “Seller”)

AND:

WATTS WATER TECHNOLOGIES, INC, a US corporation organized and existing under the laws of the State of Delaware, whose registered office is located at 815 Chestnut Street, North Andover, MA, United States of America,

(the “Purchaser Parent”)

AND:

WATTS INDUSTRIES DEUTSCHLAND, a German a corporation organized and existing under the laws of Germany, with a share capital of Euros 260,000, whose registered office is located at Godramsteiner Hauptstr. 167, 76829 Landau, Deutschland,

(the “Purchaser”)

(the Seller Parent, the Seller, the Purchaser Parent and the Purchaser being hereinafter referred to collectively as the “Parties” and each individually as a “Party”).

RECITALS:

(A)
The Seller desires to sell and transfer, and the Purchaser desires to purchase and acquire, on the terms and conditions set forth herein, the business comprising and referred to by the Seller as the “Danfoss Water Controls” division, which is primarily engaged in the activity of manufacturing, sale, distribution and marketing of water valves and flow control products, such valves and flow control products as further described on Annex A hereto, to the exclusion of (i) the Excluded Onsale Business, (ii) the Excluded Asia Sales Business, and (iii) the Shanghai Business (each as defined below) (the “Business”).

(B)
The Seller desires to grant a right and option to the Purchaser, and the Purchaser desires to be granted a right and option, to purchase and acquire the Shanghai Business (as defined below) as further described herein (the “Shanghai Purchase Option”).

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As used in this Agreement, except as otherwise provided herein, the term “Business” shall include the Shanghai Business in the event the Shanghai Purchase Option is exercised by the Purchaser and shall exclude the Shanghai Business in the event the Purchaser does not exercise the Shanghai Purchase Option.

(C)	The Business is conducted by:

1.
DANFOSS SOCLA, a French société par actions simplifiée, with a share capital of Euros 706,675, whose registered office is located at 365, rue du Lieutenant Putier – 71530 Virey-Le-Grand (France), registered with the Registry of Commerce and Companies of Chalon-sur-Saone under number 950 003 061 (the “Company”), and its Subsidiaries (as defined herein);

2.
Danfoss (Tianjin) Limited (“Danfoss Tianjin”), being a Seller Affiliate with certain employees of Danfoss Tianjin being dedicated to procurement and purchasing in China (the “Tianjin Dedicated Employees”) as listed in Annex B; and

3.
certain other Seller Affiliates in Denmark, the United Kingdom and Poland, which employ the persons listed in Annex C whose employment is dedicated to the Business and who provide sales and after sales services in respect of direct sales from the Company to customers in such countries (respectively, the “Danish Dedicated Employees”, the “UK Dedicated Employees” and the “Polish Dedicated Employees” and collectively, the “European Dedicated Employees”).

(D)
A part of the Danfoss “Water Controls” business is also conducted by certain other Seller Affiliates in Asia (Thailand, Philippines and Singapore via sales into Indonesia and Vietnam) which provide sales and after sales services in respect of direct sales from the Group Companies into Asia or which purchase and resell in Asia for their own account Business products manufactured by the Group Companies (the “Excluded Asia Sales Business”).

(E)
A part of the Danfoss “Water Controls” business is also conducted by Danfoss (Shanghai) Automatic Controls Co., Ltd. (“Danfoss Shanghai”), being a Seller Affiliate engaged in purchasing and reselling for its own account Business products manufactured by the Group Companies (the “Shanghai Business”) with certain employees of such entity being dedicated to the Shanghai Business (the “Shanghai Dedicated Employees”) as listed in Annex D.

(F)
A part of the Danfoss “Water Controls” business is also conducted by certain other Seller Affiliates of the Parent in Russia, Turkey, Ukraine, Belarus and Kazakhstan pursuant to certain distribution agreements between such Seller Affiliates and the Group Companies (the “Excluded Onsale Business”), which distribution agreements shall be terminated and replaced in their entirety as at the Closing Date by the distribution agreements substantially in the form attached in Annex E (the “Distribution Agreements”).

(G)	The Seller will at the Closing Date own 30,725 shares of the Company, representing 100% of the outstanding share capital of the Company (the “Shares”).

(H)	The purpose of this Agreement is to set forth the terms and conditions of:

1.
the sale and purchase of the Business, by way of the sale, purchase and transfer of the Shares and the Tianjin Included Assets in relation to the Business as conducted by Danfoss Tianjin, the assumption of the Tianjin Assumed Liabilities in relation to the Business as conducted by Danfoss Tianjin, and the transfer of the Tianjin Dedicated Employees and the European Dedicated Employees; and

2.
in the event that the Purchaser elects to exercise the Shanghai Purchase Option, the terms and conditions for the sale and purchase of the Shanghai Business and the transfer of the Shanghai Dedicated Employees;

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(collectively, the “Transaction”).

(I)
The complete index of the documentation contained in the Data Room (as defined herein) has been delivered on the date hereof by Seller Parent to Purchaser Parent, and Seller Parent shall deliver to Purchaser Parent within ten (10) Business Days after the date hereof a CD-Rom, certified by Intrralinks, containing a complete copy of the documentation contained in the Data Room.

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THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Capitalized terms

Capitalized terms and expressions used in the Agreement, whether in the singular or plural form, shall have the meaning provided in this Section.

Accounting Principles and Methods:	means the accounting policies, principles and practices applied in the preparation of the June 30, 2010 Financial Statements and set forth in Annex F.

Acte:	has the meaning provided in Section 5.20.7.

Aggregate Purchase Price:	has the meaning provided in Section 3.1.1 of the Agreement.

Agreement:	means this agreement, together with its Annexes and Schedules.

Ancillary Agreement(s):	means the Asset Transfer Agreement(s), the Employee Transfer Agreements, the Transitional Services Agreement, the Loan Assignment Agreement and the Distribution Agreements.

Asset Sellers:	means: (i) if the Shanghai Purchase Option is exercised, Danfoss Shanghai and Danfoss Tianjin, and (ii) if the Shanghai Purchase Option is not exercised, Danfoss Tianjin.

Asset Transfer Agreement(s):	means the Asset Transfer Agreement(s) in agreed form attached as Annex G to the Agreement.

Asset Transfer Purchase Price:	has the meaning set forth in Section 3.1.1 of the Agreement.

Assigned Contracts:	has the meaning provided in Section 2.B.2.1(i) of the Agreement

Assumed Liabilities:
means: (i) if the Shanghai Purchase Option is exercised, the Shanghai Assumed Liabilities and the Tianjin Assumed Liabilities and (ii) if the Shanghai Purchase Option is not exercised, the Tianjin Assumed Liabilities.

Base Purchase Price:
means (i) if the Shanghai Purchase Option is exercised by the Purchaser, one hundred and twenty million Euros (120,000,000 EUR), or (ii) if the Shanghai Purchase Option is not exercised by the Purchaser, one hundred and seventeen million Euros (117,000,000 EUR).

Business:	has the meaning provided in the recitals to the Agreement.

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Business Day:	means a day (other than a Saturday or Sunday) on which banks are open for general business in France, Denmark, the United States of America and the People’s Republic of China.

CAPEX:	means the capital expenditures made in respect of the Business during the 2010 fiscal year.

CAPEX Adjustment:	means the amount, if any, by which one million three hundred thousand Euros (1,300,000 EUR) exceeds CAPEX.

Cash:
means all cash, money orders, marketable securities, short term investments and other cash equivalents held by the Group Companies determined on a consolidated basis and in accordance with the Accounting Principles and Methods, it being understood for the avoidance of doubt that “Cash” shall not include any amounts held by any Asset Seller, whether or not related to the Business and whether or not included as an Included Asset.

China Dedicated Employees:
means: (i) if the Shanghai Purchase Option is exercised, the Shanghai Dedicated Employees and the Tianjin Dedicated Employees, and (ii) if the Shanghai Purchase Option is not exercised, the Tianjin Dedicated Employees.

China Litigation:	the outstanding litigation between Danfoss Shanghai and Henan Luoyang Water Group in the Jianxi District Court, Luoyang City, Henan Province, China.

Claim:	has the meaning provided in Section 7.6.1 of the Agreement.

Claim Notice:	has the meaning provided in Section 7.6.2 of the Agreement.

Closing:	has the meaning provided in Section 8.1 of the Agreement.

Closing Date:	has the meaning provided in Section 8.1 of the Agreement.

Closing Date Statement:	has the meaning provided in Section 3.4.1 of the Agreement.

Collective Bargaining Agreements:
means the collective bargaining agreements (in respect of the Company, within the meaning of conventions collectives) legally applicable to any of the Group Companies, any Asset Seller in relation to the China Dedicated Employees, and any Seller Affiliate in relation to the European Dedicated Employees.

Company:	has the meaning provided in the recitals to the Agreement.

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Competitive Business:	has the meaning provided in Section 9.2.1 of the Agreement.

Danfoss Shanghai:	has the meaning provided in the recitals to the Agreement.

Danfoss Tianjin:	has the meaning provided in the recitals to the Agreement.

Danfoss UK:	means Danfoss Ltd. registered with Companies House under number 00624322.

Danish Dedicated Employees:	has the meaning provided in the recitals to the Agreement.

Data Room:
means the electronic data room containing information relating to the Business and the Group Companies and made available to the Purchaser Parent from September 14, 2010 through March 24, 2011 at the url address https://services.intralinks.com/login/.

Desbordes:
means Desbordes S.A.S., a French société par actions simplifiée, with a share capital of Euros 50,000, whose registered office is located at 365 rue du Lieutenant Putier 71530 Virey-le-Grand (France), registered with the Registry of Commerce and Companies of Châlon sur Saone under number 964 500 318, wholly owned by the Company.

Disputed Items:	has the meaning provided in Section 3.4.2 of the Agreement.

Distribution Agreements:	has the meaning provided in the recitals to the Agreement.

Due Date:	means the date on which a Tax Filing is required to be filed (taking into account all valid extensions).

Employee Benefit:
means any retirement or early retirement indemnity, “golden parachute,” pension or retirement benefits, deferred compensation, bonus plan, profit sharing, stock ownership, stock purchase, stock option plan, severance, deferred compensation, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, medical, hospitalization, benefit in kind, life insurance, other insurance plan, disability benefits, company saving plans or employee funds or other employee benefit plan, program, or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by any Group Company, any relevant Seller Affiliate or any Asset Seller, in respect of (i) the employees of the Group Companies, (ii) the European Dedicated Employees, (iii) the China Dedicated Employees or (iv) employees and/or former employees of the Business, but in each case excluding social security and similar programs and other government-mandated programs that do not result in the accrual of balance-sheet liabilities by the Seller, the Seller Parent, Asset Sellers, or any Group Company on their or its balance sheets prepared under applicable Accounting Principles and Methods.

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Employee Representative Bodies:
means any employee representative body in place within any of the Group Companies, including, the works council (comité d’entreprise), the personnel delegates (délégués du personnel) and the health and safety committees (comité d’hygiène, de sécurité et des conditions de travail).

Employee Transfer Agreements:	means the Employee Transfer Agreements for the China Dedicated Employees in agreed form attached as Annex H of the Agreement.

Encumbrance:
means a mortgage, charge, pledge, lien, security interest, easement (servitude), option or right of first refusal or right of pre-emption or any other third party right but excluding any encumbrances arising solely by operation of law, including (to the extent relevant):  (a) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, and similar liens for amounts not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements that have been disclosed pursuant hereto to the extent required to be disclosed, (d) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, or unemployment insurance; and (e) with respect to real property only, zoning restrictions, building codes and other land use laws regulating the use or occupancy of property that do not, individually or in the aggregate, materially impair the marketability, occupancy, use, operation or value of such real property for the purposes for which it is currently used in connection with the Business.

Environmental Law:
means all Laws in effect on the Closing Date concerning the protection of the atmosphere, surface or groundwater and the earth’s surface or subterranean layers, or relating to Hazardous Substances or waste, and Laws relating to health and safety.

Environmental Test:	has the meaning provided in Section 9.2.9(ii) of the Agreement.

ERISA:	means the United States Law known as the Employee Retirement Income Security Act of 1974, as amended.

Estimated CAPEX Adjustment:	has the meaning provided in Section 3.2 of the Agreement.

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Estimated Net Indebtedness:	has the meaning provided in Section 3.2 of the Agreement.

Estimated Net Working Capital Adjustment:	has the meaning provided in Section 3.2 of the Agreement.

Estimated Straddle Period Taxes	has the meaning provided in Section 3.2 of the Agreement.

European Dedicated Employees:	has the meaning provided in the recitals to the Agreement.

Excavation:	has the meaning provided in Section 9.2.9(i) of the Agreement.

Excluded Asia Sales Business:	has the meaning provided in the recitals to the Agreement.

Excluded Assets:
means: (i) if the Shanghai Purchase Option is exercised, the Shanghai Excluded Assets and the Tianjin Excluded Assets and (ii) if the Shanghai Purchase Option is not exercised, the Tianjin Excluded Assets.

Excluded Liabilities:
means: (i) if the Shanghai Purchase Option is exercised, the Shanghai Excluded Liabilities and the Tianjin Excluded Liabilities and (ii) if the Shanghai Purchase Option is not exercised, the Tianjin Excluded Liabilities.

Excluded Onsale Business:	has the meaning provided in the recitals to the Agreement.

Expert:	has the meaning provided in Section 3.4.6 of the Agreement.

Expert Report:	has the meaning provided in Section 3.4.6 of the Agreement.

Fair Disclosure to a Representation and Warranty:
means a written disclosure in a Schedule to this Agreement of a relevant fact, or matter in a manner so that the Purchaser, the Purchaser Parent or their primary legal advisor (taking into account the nature of the Transaction and the collective knowledge of the Purchaser, the Purchaser Parent and their primary legal advisor), should reasonably be expected to understand the nature of such fact, or matter and the manner by which and, where applicable, the extent to which such fact, or matter qualifies a certain representation or warranty; it being provided for the avoidance of doubt that unless also disclosed in a Schedule to this Agreement, documents or other information included in the Data Room are not and shall not be considered to be a disclosure hereunder solely as a result of such inclusion.

Final CAPEX Adjustment:	has the meaning provided in Section 3.4.9 of the Agreement.

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Final Net Indebtedness:	has the meaning provided in Section 3.4.9 of the Agreement.

Final Net Working Capital	means Net Working Capital as of 18h00 on the Closing Date as finally determined pursuant to Section 3.4.

Final Net Working Capital Adjustment:	has the meaning provided in Section 3.4.9 of the Agreement.

Final Straddle Period Taxes:	has the meaning provided in Section 3.4.9 of the Agreement.

Flomatic:	means Danfoss Flomatic Corporation, a New York corporation.

Governmental Authority(ies):	means any federal, state or local, domestic or foreign, government, governmental department, agency, official, court or other governmental authority.

Group Company(ies):	has the meaning provided in Section 5.3.2 of the Agreement.

Hazardous Substances
means any substances, including any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, chemical substances, substances of very high concern, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect or that may have a negative impact on human or animal health or the environment (including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, artificial mineral fibers, and regulated radioactive materials).

Included Assets:
means: (i) if the Shanghai Purchase Option is exercised, the Shanghai Included Assets and the Tianjin Included Assets, and (ii) if the Shanghai Purchase Option is not exercised, the Tianjin Included Assets.

Indebtedness:
means the aggregate amount of all (i) indebtedness of the Group Companies for borrowed money on a consolidated basis determined in accordance with the Accounting Principles and Methods (excluding the Intercompany Loan Assignment Amount) and (ii) interest accrued but unpaid on or relating to any of such indebtedness.

Indemnifiable Losses:	has the meaning provided in Section 7.1 of the Agreement.

Intellectual Property Rights:
means trademarks (and applications therefor), copyrights, patents (and applications therefor and patents resulting from such applications), including utility models, together with any and all substitutions, extensions, provisional, divisional, continuations, continuations-in-part, re-examinations, re-issues, renewals, revalidations, additions, confirmations and registrations, as well as all foreign counterparts or equivalents thereof anywhere in the world, registered and unregistered designs, models and author’s rights, together with all trade names, corporate names, domain names, know-how and processes, proprietary information, knowledge, improvements, data and other technical information or commercial information.

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Intercompany Loan:
means the aggregate amount owed by the Company to the Seller Parent for borrowed money (including pursuant to any cash pooling agreement), including accrued but unpaid interest thereon, as of 18h00 on the Closing Date.

Intercompany Loan Assignment Amount:	means the amount of the Intercompany Loan as notified by the Seller Parent to the Purchaser Parent in accordance with Section 3.3 of the Agreement.

I.R.C.:	means the Internal Revenue Code of 1986, as amended.

Judicial Expert:	has the meaning provided in Section 3.4.5 of the Agreement.

June 30, 2010 Financial Statements:	has the meaning provided in Section 5.5.1 of the Agreement.

Knowledge of the Seller:
means the actual knowledge of Nis Storgaard, Anders Stahlschmidt, Claus La Cour, Henrik Henriksen Moller, Niels Peter Christiansen and Jacques Chaize; provided, that for the purposes of Section 5.22.2, the term Knowledge of Seller (i) shall also include the actual knowledge of Joseph Sassonia, Lisa Quan Rong, Zhao Hui, Zbigniew Szumski, David Johnson and Niels Winther and (ii) shall be as of the date hereof.

Large Customers:	has the meaning provided in Section 5.21.1 of the Agreement.

Large Suppliers:	has the meaning provided in Section 5.21.1 of the Agreement.

Law:
means any law, statute, decree, treaty, constitution, rule, regulation, official guideline, circular, order of court, judgment of court or arbitrator, injunction or permit, in each case, of any jurisdiction (including the European Union), including any directive of the European Union required to be transposed into applicable national law, even if such transcription has not yet occurred, to the extent directly applicable.

Leased Real Property:	has the meaning provided in Section 5.14.1 of the Agreement.

Loan Assignment Agreement:	means the loan assignment agreement in the agreed form attached hereto as Annex I.

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Material Adverse Effect:
means, with respect to the Business conducted by the Group Companies and the Asset Sellers, any events, facts or circumstances that have (relative to the date hereof) a material adverse effect on the Business, taken as a whole; except in each case to the relevant extent, the following events, facts and circumstances will be deemed to not constitute, and the following events, facts and circumstances will not be taken into account to determine whether there has been, a “Material Adverse Effect”: (i) any changes or developments in European, Asian and global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), (ii) any changes or developments involving the water control industry in general and not materially disproportionately affecting the Business as a whole relative to other participants in such industry generally, (iii) any changes in applicable law, general applicable accounting principles or other accounting standards, and (iv) any changes, developments or consequences directly resulting from the execution, delivery, existence of, or compliance with, this Agreement, the Ancillary Agreements, or announcement of the Transaction.

Material Agreements:	has the meaning provided in Section 5.9.1 of the Agreement.

Net Indebtedness:
means the Indebtedness less the Cash as of 18h00 on the Closing Date, which number may be either positive (if the Indebtedness is in excess of the Cash) or negative (if the Cash is in excess of the Indebtedness).

Net Working Capital:
means in respect of the Group Companies and the Asset Sellers (to the extent of Included Assets and Assumed Liabilities) determined on a consolidated basis, the total value of:
•   inventories (including raw materials and consumables, work in progress, finished goods and goods for resale);
•   trade receivables (including receivables from Seller Affiliates);
•   prepaid expenses;
•   receivables from sundry debtors; and
•   other current assets (but excluding Cash and all deferred Tax assets),

less
•   liabilities for defined benefit plans;
•   provisions for warranties and other provisions;
•   trade payables (including trade payables to Seller Affiliates);
•   current liabilities for Taxes (but excluding (a) all deferred Tax liabilities, (b) liabilities for those categories of Taxes of a Group Company identified in Annex L in respect of such Group Company and which are related or attributable to any Tax period or the portion of any Tax period beginning on or after January 1, 2011, (c) Taxes arising or related to the Reorganization (which are addressed by Section 7.2(ix)) and (d) Transfer Taxes required to be paid by Purchaser pursuant to Section 10.1);

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•   accrued salaries and wages;
•   accrued expenses;
•   payables to sundry creditors; and
•   other current liabilities/debt (excluding the Intercompany Loan), in each case determined in accordance with the Accounting Principles and Methods and calculated in accordance with the methods and agreements set forth in Annex J.

Net Working Capital Adjustment:
means: (i) in the event that the Purchaser does exercise the Shanghai Purchase Option, the amount, if any, by which sixteen million Euros (16,000,000 EUR) exceeds the Net Working Capital as of 18h00 on the Closing Date, or, (ii) in the event that the Purchaser does not exercise the Shanghai Purchase Option, the amount, if any, by which fifteen million five hundred and fifty thousand Euros (15,550,000 EUR) exceeds the Net Working Capital as of 18h00 on the Closing Date.

Notice:	has the meaning provided in Section 3.4.2 of the Agreement.

Notice Period:	has the meaning provided in Section 3.4.2 of the Agreement.

Original Expert:	has the meaning provided in Section 3.4.5 of the Agreement.

Outstanding Items:	has the meaning provided in Section 3.4.5 of the Agreement.

Owned Real Property:	has the meaning provided in Section 5.14.1 of the Agreement.

Party(ies):	has the meaning provided in the preamble to the Agreement.

Permits:	has the meaning provided in Section 5.22.3 of the Agreement.

Person:
shall mean and include an individual, a corporation, a partnership, a limited liability company or partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any other juridical entity.

Polish Dedicated Employees:	has the meaning provided in the recitals to the Agreement.

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Pre-Closing Period:	means any Tax period ending on or prior to December 31, 2010, and with respect to VAT/TVA Taxes a Tax period beginning on or after January 1, 2011 and ending prior to or on the Closing Date.

Pre-Closing Period Tax Filing:	means any Tax Filing relating to a Pre-Closing Period.

Pre-Closing Taxes:
means all Taxes imposed on any Group Company for all Pre-Closing Periods; provided, however, that Pre-Closing Taxes shall not include: (i) Transfer Taxes required to be paid by Purchaser pursuant to Section 10.1; (ii) any and all Taxes imposed on any Group Company as a result of any election under Section 338 of the IRC; (iii) any Taxes attributable to any transaction occurring after the Closing but on the Closing Date and that is not in the ordinary course of business and (iv) any and all Taxes imposed on any Group Company as a result and to the extent of any breach of any of Purchaser’s or Purchaser Parent’s obligations set forth in Section 9.3, or to the extent such Taxes are described in Section 9.3.5.

Property Taxes:	means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

Prospective Purchaser/Lessee:	has the meaning provided in Section 9.2.9(i) of the Agreement.

Purchaser:	has the meaning provided in the preamble to the Agreement.

Purchaser Parent:	has the meaning provided in the preamble to the Agreement.

Purchaser Parent Affiliate:	means Purchaser Parent together with any other Person controlling, controlled by, or under common control with, Purchaser Parent.

Reorganization:
means (i) the sale by the Seller Parent to the Seller of one (1) share in the share capital of the Company, (ii) the recapitalization in cash by the Seller and the Company of Danfoss Socla Iberica SA in an amount which brings the latter’s capital position in conformity with Spanish Law and the sale by the Seller to the Company of the interest it holds in Danfoss Socla Iberica SA, (iii) the sale by the Seller Parent to the Company of all of the outstanding share capital of bar-pneumatische Steuerungssysteme GmbH, and (iv) the transfer of all of the employees of Danfoss Socla GmbH to bar-pneumatische Steuerungssysteme GmbH and merger of Danfoss Socla GmbH into bar-pneumatische Steuerungssysteme GmbH, (v) the transfer to the Company of all ownership interests held by the Seller in Danfoss Socla Italia sarl, and (vi) the transfer of the shares held by Desbordes in Desbordes América Latina Ltda to Danfoss do Brasil; in each case in accordance with the steps described in Schedule 5.2.2, and in each case including all actions (corporate or employment related) further in connection therewith as a consequence of which, as at the Closing Date, the Group Companies shall be held as set forth in Schedule 5.3.2(b).

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Reserved Amount:	means an amount reserved for in the calculation of the Final Net Working Capital with respect to each of the Reserved Matters (or, as applicable, any subcategory thereof).

Reserve Deductible Amount:	has the meaning provided in Section 7.3(vi) of the Agreement.

Reserve Deductible Fraction:
means: (a) the lesser of (i) the Final Net Working Capital Adjustment and (ii) the sum of all Reserved Amounts, divided by (b) the sum of all Reserved Amounts; provided that:
(x) with respect to the Reserved Amounts for liabilities (up to an aggregate amount of one hundred and ninety seven thousand Euros (197,000 EUR)) relating to the Ait and Nuzillat  litigations (the specifics of which are listed on Schedule 5.10.1 hereto), the Reserve Deductible Fraction will always equal 1/1 and
(y) with respect to any Reserved Amounts for any liability to any Person relating to or arising from Desbordes employee redundancies, the Reserve Deductible Fraction will always equal 0/1.
A sample calculation of the Reserve Deductible Fraction is set forth in Annex K hereto.

Reserved Matters:
means a matter or liability included and specifically identified and quantified, in the Final Net Working Capital calculation under or within the line items titled “provision for corporation tax”, “provisions for warranties” or “other provisions”; provided (i) that the aggregate amount for all Taxes included in “provision for corporation tax” shall be treated as a single liability specifically identified and quantified and (ii) the line item “general provision” (a sub-category of the line item “Warranty Provisions”) is an annual provision calculated based on annual sales and time remaining under all open years pursuant to the 5-year product warranty relating to such sales in accordance with the past practice of the Group Companies and as such, shall be treated for purposes of this definition in the aggregate as a single liability specifically identified and quantified.

Resolution Period:	has the meaning provided in Section 3.4.4 of the Agreement.

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Resolved Items Statement:	has the meaning provided in Section 3.4.4 of the Agreement.

Riglet Litigation:	means the legal proceedings commenced by the Company and Danfoss Socla Iberica SA against Ms. Elena Riglet in Spain.

Sales Agents:	means any sales agent or sales representatives including any VRP or any Person rendering services pursuant to a contrat d’agent or a contrat de mandataire commercial, other than a Group Company.

Seller:	has the meaning provided in the preamble to the Agreement.

Seller Affiliate:	means the Seller, together with any other Person controlled directly or indirectly by the Seller Parent, but excluding the Group Companies.

Seller Parent:	has the meaning provided in the preamble to the Agreement.

Shanghai Assumed Liabilities:	has the meaning set forth in Section 2.B.2.3 of the Agreement.

Shanghai Business:	has the meaning provided in the recitals to the Agreement.

Shanghai Dedicated Employees:	has the meaning provided in the recitals to the Agreement.

Shanghai Excluded Assets:	has the meaning set forth in Section 2.B.2.2.

Shanghai Excluded Contracts:	means all contracts of Danfoss Shanghai that are not Assigned Contracts.

Shanghai Excluded Liabilities:	has the meaning set forth in Section 2.B.2.4.

Shanghai Included Assets:	has the meaning set forth in Section 2.B.2.1.

Shanghai Purchase Option:	has the meaning provided in the recitals to the Agreement.

Shares:	has the meaning provided in the recitals to the Agreement.

Shares Closing Payment:	has the meaning provided in Section 3.2 of the Agreement.

Shares Purchase Price:	has the meaning provided in Section 3.1.1 of the Agreement.

Social Security Contributions:
means all employer and employee social security contributions, paid or due by any of the Group Companies, including, all employer and employee social contributions paid or due by the Group Companies in connection with the mandatory social security coverage ((i) standard social security coverage (régime general), (ii) complementary pension and provident scheme (régimes complémentaires de retraite et de prévoyance), (iii) unemployment insurance (assurance chomage) and (iv) state welfare (l’aide social)) and also in connection with optional or supplementary insurance, retirement or provident schemes in respect of all remuneration or income (including, but not limited to, salaries, commissions and fees), in each case wherever and whenever imposed, and all penalties, costs, charges and interest relating thereto.

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Stock Option Rights:
means the option rights for shares of Seller Parent granted prior to the Closing by the Seller Parent to Messrs Jacques Chaize, Joseph Sassonia and Frédéric Fiancette, or rights subsequently acquired in relation to such option rights granted pursuant to (i) the plan authorized at the Seller Parent’s annual general meeting on April 20, 2007 and (ii) the plan authorized at the Seller Parent’s annual general meeting on April 16, 2004, of which true and complete copies have been provided to the Purchaser.

Straddle Period Taxes:
means the sum of the liability for those categories of Taxes identified in Annex L of each of the Group Companies related or attributable to any Tax period or any portion of any Tax period beginning on a date between January 1, 2011 and the Closing Date (both inclusive), calculated, with respect to each such Tax, pursuant to the methodology set forth in Annex L.

Subsidiary(ies):	has the meaning provided in Section 5.3.2.

Subsidiary Shares:	has the meaning provided in Section 5.3.2 of the Agreement.

Substituted Expert:	has the meaning provided in Section 3.4.5 of the Agreement.

Systemic Defect:	means any defect of a similar nature which exists with respect to 5% or more of the products manufactured and part of the same production lot.

Taxes:
means all forms of taxation whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, wages, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including Social Security Contributions and any payroll taxes), whenever and wherever imposed (whether by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.  For the avoidance of doubt, Tax shall also include any amount due by a Group Company, in lieu of Tax pursuant to the tax consolidation agreement entered into, or to be entered into prior to the Closing Date, by any Group Company.

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Tax Benefit Amount:
means any Tax savings actually realized in a Taxable year as an increase in current taxes refundable or a decrease in current taxes payable by the Purchaser, or any Purchaser Parent Affiliate or Group Company (including resulting from Tax credits or the creation or increase of Tax loss carry forwards) resulting from the accrual or payment of Indemnifiable Losses that resulted in the indemnification payment by the Seller or Seller Parent to Purchaser (or Purchaser Parent), provided, however, that no Tax Benefit Amount will be taken into account and paid by Purchaser (or Purchaser Parent) to Seller (or Seller Parent) to the extent such Tax Benefit Amount has not been actually realized (e.g., in the case of a Tax credit or Tax loss carry forward, that such Tax attribute has not been actually utilized to reduce taxable income) by the third taxable year following the taxable year in which the applicable Tax benefit (e.g., a deduction, loss or credit) related to such Indemnifiable Loss was first reflected or taken into account on an applicable Tax Filing of the Purchaser, Purchaser Parent Affiliate or Group Company (as the case may be).

Tax Claim Notice:	has the meaning provided in Section 9.3.6 of the Agreement.

Tax Contest:	has the meaning provided in Section 9.3.6 of the Agreement.

Tax Filing:	has the meaning provided in Section 5.13.2 of the Agreement.

Taxing Authority:
means, with respect to any Tax or Tax Filing, (including related to Social Security Contribution), the Governmental Authority that imposes such Tax or requires a person to file such Tax Filing and the agency, if any, charged with the collection of such Tax or the administration of such Tax Filing, in each case, for such Governmental Authority.

Third-Party Claim:	has the meaning provided in Section 7.6.2 of the Agreement.

Tianjin Assumed Liabilities:	has the meaning set forth in Section 2.A.2.3 of the Agreement.

Tianjin Dedicated Employees:	has the meaning provided in the recitals to the Agreement.

Tianjin Excluded Assets:	has the meaning set forth in Section 2.A.2.2 of the Agreement.

Tianjin Excluded Liabilities:	has the meaning set forth in Section 2.A.2.4 of the Agreement.

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Tianjin Included Assets:	has the meaning set forth in Section 2.A.2.1 of the Agreement.

Transaction:	has the meaning provided in the recitals to the Agreement.

Transfer Taxes:	has the meaning provided in Section 10.1 of the Agreement.

Transitional Services Agreement:	means the Transitional Services Agreement substantially in the form attached as Annex M hereto, as the Parties may mutually agree to amend prior to the Closing.

UK Dedicated Employees:	has the meaning provided in the recitals to the Agreement.

TUPE Regulations:	means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (UK).

VRP:	means “voyageur représentant placier” whose status is determined by the provisions of articles L. 7311-1 and seq. of the French labor code.

Watts DK:	means Blücher Metal A/S (Pugdalvej 1, DK-7480 Vildbjerg) registered with the Danish Registry of Commerce and Companies under number 49260016.

Watts UK:	means Watts Industries UK, Ltd registered with Companies House under number 02642521.

1.2	General meanings

In this Agreement, unless the context otherwise requires:

-	references to the one gender include all genders, and references to the singular include the plural and vice versa;

-	headings are inserted for convenience only and shall be ignored in construing this Agreement;

-	all references to a particular time of day shall be to Central European Time (CET) time unless otherwise specifically indicated;

-	references to “including” shall mean “including without limitation”; and

-	references to any Law, shall mean references to such Law as amended or extended on or before the date of the Agreement unless otherwise expressly indicated.

2	SALE

2.A       Sale of the Shares and the Included Assets

2.A.1.	Sale of Shares

Subject to the terms and conditions hereof, the Seller agrees to sell the Shares to the Purchaser, and the Purchaser agrees to purchase the Shares from the Seller, on the Closing Date.

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2.A.2.	Sale of Tianjin Included Assets and Assumption of Tianjin Assumed Liabilities

Subject to the terms and conditions hereof, at the Closing (i) the Seller Parent agrees to procure the sale and transfer by Danfoss Tianjin of, and the Purchaser agrees to purchase, acquire and assume from Danfoss Tianjin, the Tianjin Included Assets and the Tianjin Assumed Liabilities and (ii) Purchaser shall execute and deliver, and Seller Parent shall procure the execution and delivery by Danfoss Tianjin of, the relevant Asset Transfer Agreement.

2.A.2.1.	The “Tianjin Included Assets” means, all rights, title and interest of Danfoss Tianjin in:

(i)	all the assets listed on Schedule 2.A.2.1(i) hereto;

(ii)
all vendor and supplier lists, other distribution lists, files, documents and correspondence relating to or with suppliers and vendors of the Business, in each case, to the extent that they relate to the Business, and all other general business, legal, technical, financial, accounting and personnel records of the Tianjin Dedicated Employees and all files, invoices and documents of Danfoss Tianjin, in each case, to the extent that they are held for use in the conduct or operation of the Business by Danfoss Tianjin (it being understood that the foregoing shall be without prejudice to any right, title or interest of Danfoss Tianjin therein for any purpose not related to the Business);

(iii)	any advance payments or other payments related to the Business held by Danfoss Tianjin on behalf of any Group Company;

(iv)	any equipment (including computers and other IT equipment) used solely by the Tianjin Dedicated Employees, including the data stored thereon;

(v)	the AS 400 ERP system developed by the Company and used in connection with the Business;

(vi)
all rights of Danfoss Tianjin under confidentiality agreements or other agreements, in each case, to the extent designed to protect Danfoss Tianjin’s interest in the Intellectual Property Rights of the Business; and

(vii)	any claims related to the foregoing.

2.A.2.2.	The term “Tianjin Excluded Assets” means all assets of Danfoss Tianjin other than those specified as Tianjin Included Assets, including:

(i)
all accounts, accounts receivable, prepaid expenses, advance payments, security deposits, deferred charges, letters of credit, deposits, notes receivable and other rights to payment of Danfoss Tianjin, except as provided under Section 2.A.2.1(iii);

(ii)	all contracts to which Danfoss Tianjin is a party, including any and all rights of Danfoss Tianjin thereunder;

(iii)	all claims of Danfoss Tianjin other than those specified as Tianjin Included Assets;

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(iv)
all vendor and supplier lists, other distribution lists, files, documents and correspondence to the extent not relating to the Business, and all other general business, legal, technical, financial and accounting, invoices and documents of Danfoss Tianjin to the extent not held for use in the conduct or operation of the Business by Danfoss Tianjin;

(v)	any equipment (including computers and other IT equipment) not used solely by the Tianjin Dedicated Employees;

(vi)	all real property owned by Danfoss Tianjin;

(vii)	all rights under leases for real property to which Danfoss Tianjin is or becomes a party;

(viii)	all Intellectual Property Rights owned by Danfoss Tianjin, except as specifically included as a Tianjin Included Asset;

(ix)	all permits, approvals, business licenses, franchises or authorizations;

(x)	any rights and assets related to any Employee Benefit;

(xi)	cash and cash equivalents (except pursuant to Section 2.A.2.1(iii));

(xii)
any rights to any refunds for Taxes paid by Danfoss Tianjin, and any deposits made by Danfoss Tianjin to any Governmental Authority for or relating to Taxes, all Tax attributes, and all Tax Filings and other information relating or attributable to Taxes;

(xiii)	bank accounts and bank account records, corporate records and minute books; and

(xiv)	insurance policies, rights thereunder, and any unearned premiums or refunds under such policies.

2.A.2.3.	“Tianjin Assumed Liabilities” means the following liabilities:

(i)	all liabilities, obligations and commitments relating to the ownership of the Tianjin Included Assets;

(ii)
all liabilities, obligations and commitments related to employment of Tianjin Dedicated Employees who accept the Purchaser’s offer of employment in accordance herewith arising after the Closing Date in connection with such employment by the Purchaser; and

(iii)
all liabilities for personal property and similar Taxes imposed on a periodic basis levied with respect to the Tianjin Included Assets for all taxable periods beginning after or including the Closing Date.

2.A.2.4.
Danfoss Tianjin shall retain and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not hereby assume or have any responsibility for paying for, any liabilities, obligations and commitments of Danfoss Tianjin other than those specified as Tianjin Assumed Liabilities, whether or not relating to the Business including (collectively the “Tianjin Excluded Liabilities”):

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(i)	Indebtedness;

(ii)	fees and expenses incurred by Danfoss Tianjin (including fees and expenses of legal counsel, accountants, brokers or other outside advisers) relating to the Transaction;

(iii)
any liabilities, obligations or commitments that arise or relate to the employment of the Tianjin Dedicated Employees (except as specifically identified as a Tianjin Assumed Liability), including in connection with the termination of such employee’s relationship with Danfoss Tianjin or any change of control payment or bonus relating to the successful completion of this Transaction, except, (A) as specifically identified as a Tianjin Assumed Liability, (B) to the extent such liabilities, obligations or commitments are expressly assumed by the Purchaser or any Purchaser Parent Affiliate pursuant to an Employee Transfer Agreement, or (C) in accordance with Section 9.2.3 (Employees); and

(iv)
except for all Transfer Taxes, all liabilities of or imposed on Danfoss Tianjin for Taxes, and all liabilities for personal property and similar Taxes imposed on a periodic basis levied with respect to the Tianjin Included Assets in respect of any Pre-Closing Tax Periods.

2.B       Shanghai Purchase Option

2.B.1.
Subject to the terms and conditions hereof, the Seller hereby grants to the Purchaser the right and option, exercisable in the Purchaser’s sole discretion, to acquire the Shanghai Business after completion of the Purchaser’s confirmatory due diligence review as has been communicated by the Purchaser to the Seller prior to the date hereof.  Such option may be exercised by delivery of written notice to the Seller on or before the later of (i) April 22, 2011 and (ii) the third (3nd) Business Day after the date on which such confirmatory due diligence is completed.  The Purchaser irrevocably expressly accepts the Shanghai Purchase Option, as an option, with no obligation to exercise such Shanghai Purchase Option.

2.B.2.	Shanghai Included Assets.

If the Purchaser exercises the Shanghai Purchase Option, at the Closing, subject to the terms and conditions hereof as at and as from the Closing Date: (i) Seller Parent agrees to procure the sale and transfer by Danfoss Shanghai of, and Purchaser agrees to purchase, acquire and assume from Danfoss Shanghai, the Shanghai Included Assets, and the Shanghai Assumed Liabilities, and (ii) Purchaser shall execute and Seller Parent shall procure the execution and delivery by Danfoss Shanghai of the relevant Asset Transfer Agreement.

2.B.2.1.
The “Shanghai Included Assets” means all of the assets, properties and rights of Danfoss Shanghai (contractual or otherwise), in each case other than the Shanghai Excluded Assets, to the extent used or held for use in the operation of the Shanghai Business (it being understood that the foregoing shall be without prejudice to any right, title and interest of Danfoss Shanghai therein for any purpose and to the extent not related to the Business) and whether in existence on or after the date hereof (but prior to the Closing), including the following:

(i)
all contracts (including sale orders) that arise from the operation or conduct by Danfoss Shanghai of the Shanghai Business or to which any Shanghai Included Asset is subject, including those listed on Schedule 2.B.2.1(i) (such contracts, the “Assigned Contracts”) including all rights of Danfoss Shanghai thereunder;

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(ii)
all accounts, accounts receivable, prepaid expenses, advance payments, security deposits, deferred charges, letters of credit, deposits, notes receivable and other rights to payment relating to the Assigned Contracts, excluding for the avoidance of doubt any account receivable or payable related to the China Litigation;

(iii)	all rights of Danfoss Shanghai under confidentiality agreements or other agreements to the extent designed to protect Danfoss Shanghai’s interest in the Intellectual Property Rights of the Business;

(iv)
all goodwill generated or associated solely with the Shanghai Business, other than any rights or interests in the “Danfoss” trademarks or trade names (subject to such temporary and limited rights as are granted to the Purchaser under Section 9.2.4 (Post-Closing IP Matters) hereof);

(v)	all rights with respect to sales orders, to the extent such sales orders are unsatisfied prior to the Closing;

(vi)	the inventory of the Shanghai Business;

(vii)
all customer lists, other distribution lists, files, documents and correspondence relating to or with the customers of the Shanghai Business to the extent relating to customers of the Shanghai Business, or sales and promotional literature, manuals, product drawings, blueprints and all other general business, legal, technical, financial, accounting and personnel records of the Shanghai Dedicated Employees and files, invoices and documents of Danfoss Shanghai that are held for use in the conduct or operation of the Shanghai Business by Danfoss Shanghai (it being understood that the foregoing shall be without prejudice to any right, title and interest of Danfoss Shanghai therein for any purpose not related to the Business);

(viii)	any equipment (including computers and other IT equipment) used solely by the Shanghai Dedicated Employees, including all data stored thereon;

(ix)	any Intellectual Property Rights relating solely to the Shanghai Business; and

(x)	the claims of Danfoss Shanghai to the extent related to the Business, except to the extent that such claims relate to a Shanghai Excluded Asset or to the China Litigation.

2.B.2.2.	Shanghai Excluded Assets.

Danfoss Shanghai shall not hereby sell, convey, transfer, assign or deliver to the Purchaser, and the Purchaser shall not hereby purchase, take delivery of or acquire from Danfoss Shanghai any of the following assets, properties and rights of Danfoss Shanghai (collectively, the “Shanghai Excluded Assets”):

(i)	all assets other than the Shanghai Included Assets;

(ii)	all rights under leases for real property to which Danfoss Shanghai is or becomes a party;

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(iii)	all real property owned by Danfoss Shanghai;

(iv)	all rights under the Shanghai Excluded Contracts;

(v)	any claims of Danfoss Shanghai not related solely to the Shanghai Business;

(vi)	all permits, approvals, business licenses, franchises or authorizations;

(vii)	any rights and assets related to any Employee Benefit;

(viii)	cash and cash equivalents (except as set forth in Section 2.B.2.1(ii));

(ix)
any rights to any refunds for Taxes paid by Danfoss Shanghai, and any deposits made by Danfoss Shanghai to any Governmental Authority for or relating to Taxes, all Tax attributes, and all Tax Filings and other information relating or attributable to Taxes;

(x)	bank accounts and bank account records, corporate records and minute books; and

(xi)	insurance policies, rights thereunder, and any unearned premiums or refunds under such policies.

2.B.2.3.	Shanghai Assumed Liabilities.

At the Closing, on the terms and subject to the conditions hereof, the Purchaser shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following liabilities of Danfoss Shanghai (collectively, the “Shanghai Assumed Liabilities”):

(i)	all accounts payable owing with respect to the operation of the Shanghai Business prior to and after the Closing;

(ii)	all amounts owing, and obligations requiring performance, under any Assigned Contracts;

(iii)	all liabilities resulting from, relating to, or arising out of claims related to the Shanghai Included Assets with respect to actions after the Closing, except as provided under Section 2.B.2.4(vii);

(iv)
all liabilities for personal property and similar Taxes imposed on a periodic basis levied with respect to the Shanghai Included Assets for all taxable periods beginning after or including the Closing Date;

(v)
liabilities, obligations and commitments related to employment of Shanghai Dedicated Employees who accept the Purchaser’s offer of employment in accordance herewith arising after the Closing Date in connection with such employment by Purchaser;

(vi)	all liabilities arising out of the ownership of any Shanghai Included Assets, except as provided under Section 2.B.2.4;

(vii)	all liabilities resulting from, relating to, or arising out of claims with respect to products shipped after the Closing; and

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(viii)	all liabilities arising out of the operation the Shanghai Business on or after the Closing.

2.B.2.4.	Shanghai Excluded Liabilities

Danfoss Shanghai shall retain and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not hereby assume or have any responsibility for paying for any of the following liabilities (collectively, the “Shanghai Excluded Liabilities”):

(i)	all liabilities to the extent not related to the Shanghai Included Assets;

(ii)	all liabilities under Shanghai Excluded Contracts;

(iii)	all liabilities, whether arising prior to, on or after the Closing Date, resulting from, relating to, or arising out of claims with respect to products shipped prior to the Closing;

(iv)
all liabilities, whether arising prior to, on or after the Closing Date, relating to any environmental, health or safety matter (including any liability or obligation arising under any Environmental Law) arising out of or relating to Danfoss Shanghai’s operation of the Shanghai Business prior to the Closing or any other of Danfoss Shanghai’s businesses or operations or the Danfoss Shanghai’s leasing, ownership or operation of real property;

(v)
except for all Transfer Taxes, all liabilities of or imposed on Danfoss Shanghai for Taxes, and all liabilities for personal property and similar Taxes imposed on a periodic basis levied with respect to the Shanghai Included Assets relating to or in respect of any period prior to the Closing Date;

(vi)
any liabilities, obligations or commitments that arise or relate to the employment of the Shanghai Dedicated Employees (except as specifically identified as a Shanghai Assumed Liability), including in connection with the termination of such employee’s relationship with Danfoss Shanghai or any change of control payment or bonus relating to the successful completion of this Transaction, except, (A) as specifically identified as a Shanghai Assumed Liability, (B) to the extent such liabilities, obligations or commitments are expressly assumed by the Purchaser or any Purchaser Parent Affiliate pursuant to an Employee Transfer Agreement or (C) in accordance with Section 9.2.3 (Employees); and

(vii)	all liabilities and costs related to the China Litigation.

2.C
The Purchaser shall provide the Seller Parent with written notice, no later than the day which is five (5) Business Days prior to the Closing Date, of any designation by the Purchaser of any one or more Purchaser Parent Affiliates to perform any of its obligations or to exercise any of its rights in accordance with this Agreement, in each case with respect to the purchase of the Included Assets and the assumption of the Assumed Liabilities, or the transfer of the China Dedicated Employees or the European Dedicated Employees.  No such designation by the Purchaser shall relieve the Purchaser from any obligation or liability to the Seller or the Seller Parent under this Agreement.

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3.	PRICE AND PAYMENT

3.1	Aggregate Purchase Price and Assignment of Intercompany Loan

3.1.1
Subject to the terms and conditions of this Agreement, the aggregate consideration for the purchase of the Shares and the Included Assets (being referred to herein as the “Aggregate Purchase Price”) shall amount to the Base Purchase Price, minus the Final Net Indebtedness, minus the Final Net Working Capital Adjustment (if any), minus the Final CAPEX Adjustment (if any), minus the Intercompany Loan Assignment Amount and minus the Final Straddle Period Taxes.  For the avoidance of doubt, if the Final Net Indebtedness is negative (as a result of the Cash being in excess of the Indebtedness as at 18h00 on the Closing Date), the foregoing adjustment relating to the Final Net Indebtedness shall result in an increase of the Aggregate Purchase Price.

Of the Aggregate Purchase Price (i) the aggregate consideration for the Included Assets shall amount to three million and one Euros (3,000,001 EUR), if the Shanghai Purchase Option is exercised by the Purchaser, or to one Euro (1 EUR) if the Shanghai Purchase Option is not exercised by the Purchaser, which shall be payable to each relevant Asset Seller in accordance with the relevant Asset Transfer Agreement(s) as may be applicable (the “Asset Transfer Purchase Price”) and (ii) the aggregate consideration for the purchase of the Shares shall be equal to the Aggregate Purchase Price minus the Asset Transfer Purchase Price (the “Shares Purchase Price”).

3.1.2	On the Closing Date:

(a)	the Shares Purchase Price shall be paid by the Purchaser to the Seller;

(b)
the Intercompany Loan Assignment Amount shall be paid by the Purchaser to the Seller Parent for and on behalf of the Group Companies and the Seller Affiliates respectively, under the Loan Assignment Agreement; and

(c)	the Asset Transfer Purchase Price shall be paid by the relevant Purchaser Parent Affiliate to the relevant Asset Seller(s).

3.2	Determination of the Shares Closing Payment

No later than four (4) Business Days prior to the Closing Date, the Seller Parent shall provide the Purchaser Parent with good faith estimates of and reasonable supporting documentation for (A) the Net Indebtedness (the “Estimated Net Indebtedness”), (B) the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (C) the CAPEX Adjustment (the “Estimated CAPEX Adjustment”) and (D) the Straddle Period Taxes (the “Estimated Straddle Period Taxes”).  The “Shares Closing Payment” shall be an amount equal to the Base Purchase Price, minus the Estimated Net Indebtedness, minus the Estimated Net Working Capital Adjustment, minus the Estimated CAPEX Adjustment, minus the Intercompany Loan Assignment Amount, minus the Asset Transfer Purchase Price, and minus the Estimated Straddle Period Taxes. For the avoidance of doubt, if the Estimated Net Indebtedness is negative (as a result of the Cash being in excess of the Indebtedness), the foregoing adjustment relating to the Estimated Final Net Indebtedness shall result in an increase of the Shares Closing Payment.

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3.3	Intercompany Loan Assignment Amount

No later than the date on which the estimates are provided in accordance with Section 3.2 (Determination of the Shares Closing Payment), the Seller Parent shall provide the Purchaser Parent with a statement of the amount of Intercompany Loan, together with all supporting documentation therefor.

3.4	Post-Closing Adjustments

3.4.1
As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, the Purchaser Parent shall deliver to the Seller Parent a detailed statement (the “Closing Date Statement”) setting out (i) the Net Indebtedness, (ii) the Net Working Capital Adjustment (including all the data required pursuant to Annex J), (iii) the CAPEX Adjustment and (iv) the Straddle Period Taxes (including all the data set forth in Annex L to calculate Straddle Period Taxes).  The Purchaser Parent shall deliver the Closing Date Statement together with all supporting documentation including (i) an unaudited pro forma consolidated balance sheet for the Business as at the Closing Date and the profit and loss account for the period ending on the Closing Date, and (ii) supporting schedules and notes setting forth in reasonable detail all assets and liabilities included therein, in each case prepared in accordance with the Accounting Principles and Methods on a consistent basis with the June 30, 2010 Financial Statements.  Until such time as the calculation of all amounts shown on the Closing Date Statement is final, binding and conclusive on the Parties in accordance with this Section 3.4, the Seller Parent and its respective accountants shall be permitted to discuss the Closing Date Statement with the Purchaser Parent, the Purchaser, the Group Companies and their respective accountants and advisors, and the Purchaser Parent shall provide to the Seller Parent, or procure that the Seller Parent be provided with, copies of, and shall arrange for the Seller Parent to have access (upon reasonable notice during normal business hours) to, the work papers (including accounting and financial documents and any other document used to prepare the Closing Date Statement) and supporting documentation of, the Purchaser Parent, the Purchaser, the Group Companies and their respective accountants and advisors, so as to allow the Seller Parent and its respective accountants to be informed concerning all matters relating to the preparation of the Closing Date Statement and the accounting procedures, methodologies, tests and approaches used in connection therewith.

3.4.2
If the Seller Parent has any objections to the Closing Date Statement as prepared by the Purchaser Parent, the Seller Parent shall, within sixty (60) days after the Seller Parent’s receipt of the Closing Date Statement (the “Notice Period”), give written notice (the “Notice”) to the Purchaser Parent specifying in reasonable detail, to the extent practicable based on the information available, the items in the Closing Date Statement to which objection is taken and the basis therefor (the “Disputed Items”).

3.4.3
If the Seller Parent does not give the Notice within the Notice Period, the Purchaser Parent’s calculation of Net Indebtedness, Net Working Capital Adjustment, CAPEX Adjustment and Straddle Period Taxes shown on the Closing Date Statement shall be final, binding and conclusive on the Parties.

3.4.4
With respect to the Disputed Items, the Seller Parent and the Purchaser Parent shall negotiate in good faith during a sixty (60) day period (the “Resolution Period”) after the date of the receipt by the Purchaser Parent of the Notice to resolve any disputes regarding the Disputed Items.  By no later than the end of the Resolution Period, the Parties shall record in a written statement (the “Resolved Items Statement”), signed by the Seller Parent and the Purchaser Parent, which of the Disputed Items have been agreed and setting out the calculation of the amounts so agreed.  The calculation of the amounts thus shown on the Resolved Items Statement shall be final, binding and conclusive on the Parties.

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3.4.5
If the Seller Parent and the Purchaser Parent are unable to resolve all Disputed Items within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all Disputed Items not agreed in the Resolved Items Statement (the “Outstanding Items”) shall be submitted by the Seller Parent and/or the Purchaser Parent to Stéphane Kherroubi of Ernst & Young in Paris (the “Original Expert”), provided that if such Original Expert is unavailable or unwilling to act for any reason, the Seller Parent and the Purchaser Parent shall, by mutual written agreement, select another English speaking expert, who shall come from a recognized accounting firm, amongst the firms listed in Schedule 3.4.5, independent from, with no conflict of interest in respect of, each Party and each Group Company (the “Substituted Expert”), and to whom the Outstanding Items shall be submitted.  If the Purchaser Parent and the Seller Parent fail to agree on the appointment of the Substituted Expert within twenty (20) days after a written request by either the Purchaser Parent or the Seller Parent for appointment of the Substituted Expert, an English speaking expert shall be appointed by the president of the Commercial Court of Paris ruling in his summary jurisdiction (statuant en référé) at the request of either the Purchaser Parent or the Seller Parent in accordance with article 1592 of the French Civil Code (the “Judicial Expert”), and the Outstanding Items shall be submitted to the Judicial Expert so appointed.

3.4.6
The Original Expert, the Substituted Expert or the Judicial Expert, as the case may be (the “Expert”), shall be appointed to determine the Outstanding Items.  The Expert shall determine in writing all the Outstanding Items within forty five (45) days following his appointment by the delivery of a written report in English (the “Expert Report”) to the Parties.

3.4.7
The Expert shall only review the Outstanding Items.  The Purchaser Parent and the Purchaser shall ensure or procure that the Expert has reasonable access, subject to customary confidentiality undertakings, to all books, records and employees of the Group Companies and to the advising independent auditors of each Group Company, for the sole purpose of allowing the Expert to determine the Outstanding Items.  The Expert may decide upon the procedure that he or she intends to follow.  The Expert may (without obligation) convene hearings and meetings with the Parties and the Group Companies (including their respective management and accountants).  The fees and expenses charged by the Expert shall be shared equally by the Seller Parent and the Purchaser Parent.

3.4.8
The Expert shall be instructed to set out in the Expert Report the calculation and relevant grounds of all the Outstanding Items, together with his or her reasons therefor.  The calculation of all amounts shown on the Expert Report relating to the Outstanding Items shall be final, binding and conclusive on the Parties.

3.4.9
The Net Indebtedness, Net Working Capital Adjustment, CAPEX Adjustment and Straddle Period Taxes, as agreed or determined in accordance with the applicable provisions in Sections 3.4.1 to 3.4.8 above inclusive, are, respectively, the “Final Net Indebtedness”, the “Final Net Working Capital Adjustment” the “Final CAPEX Adjustment” and the “Final Straddle Period Taxes”.

3.5	Payment of Post-Closing Adjustments

3.5.1	In the event that:

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(i)	the Final Net Indebtedness is greater than the Estimated Net Indebtedness, the Seller shall pay the Purchaser an amount equal to such difference;

(ii)	the Final Net Indebtedness is less than the Estimated Net Indebtedness, the Purchaser shall pay the Seller an amount equal to such difference;

(iii)	the Final Net Working Capital Adjustment is greater than the Estimated Net Working Capital Adjustment, the Seller shall pay the Purchaser an amount equal to such difference;

(iv)	the Final Net Working Capital Adjustment is less than the Estimated Net Working Capital Adjustment, the Purchaser shall pay the Seller an amount equal to such difference;

(v)	the Final CAPEX Adjustment is greater than the Estimated CAPEX Adjustment, the Seller shall pay the Purchaser an amount equal to such difference;

(vi)	the Final CAPEX Adjustment is less than the Estimated CAPEX Adjustment, the Purchaser shall pay the Seller an amount equal to such difference;

(vii)	the Final Straddle Period Taxes is greater than the Estimated Straddle Period Taxes, the Seller shall pay the Purchaser an amount equal to such difference; and

(viii)	the Final Straddle Period Taxes is less than the Estimated Straddle Period Taxes, the Purchaser shall pay the Seller an amount equal to such difference.

All the foregoing amounts due to the Purchaser and/or the Seller, as applicable, shall be netted, and the resulting netted amount shall be paid by the Purchaser or Seller, as the case may be, on the first written demand from the other.  All payments pursuant to this Section 3.5.1 shall be treated for all Tax purposes as an adjustment to the Shares Purchase Price.

3.5.2
Any payment required pursuant to Section 3.5.1 shall include interest at the rate of 4% per year from the Closing Date through the date of payment.  Interest on any such payment shall be calculated monthly on a compounding basis assuming thirty (30) day months and three hundred and sixty (360) day years.  All payments under this Section 3.5 shall be made by wire transfer of immediately available funds to a bank account designated by the recipient Party.

4.	CONDITIONS PRECEDENT

4.1	Conditions to the Obligations of Each Party

The obligations of the Parties to consummate the Transaction are subject to the satisfaction of the following condition:

(i)
no applicable Law, judgment, legal restraint or prohibition, whether preliminary, temporary or permanent, shall be in effect, and no action, litigation or proceeding by any Governmental Authority before any court or governmental authority or agency, (whether domestic, foreign or supranational), shall be instituted or pending, in each case which does or seeks to, prohibit the Transaction or which, if applicable or successful, would result in a Material Adverse Effect if the Closing were to occur notwithstanding such Law, judgment, legal restraint, prohibition, action, litigation or proceeding.

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4.2	Conditions to the Obligations of the Purchaser and the Purchaser Parent

The obligations of the Purchaser and the Purchaser Parent to consummate the Transaction are subject to the satisfaction or waiver of the following conditions:

(i)	the Seller Parent shall have delivered to the Purchaser Parent evidence with supporting documentation that the Reorganization has been completed in accordance with Schedule 5.2.2;

(ii)
the Seller Parent and the Seller shall have performed in all respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, except for any such failure to perform any obligation that would not have, individually or in the aggregate, a Material Adverse Effect;

(iii)
the representations and warranties of the Seller Parent and the Seller set forth herein shall be true and accurate in all material respects, except for where the failure of such representations and warranties to be true and accurate would not have, individually or in the aggregate, a Material Adverse Effect; and

(iv)	no Material Adverse Effect shall have occurred since the date of this Agreement.

4.3	Conditions to the Obligations of the Seller and the Seller Parent

The obligations of the Seller and the Seller Parent to consummate the Transaction are subject to the satisfaction or waiver of the following conditions:

(i)	the Purchaser and the Purchaser Parent shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date; and

(ii)	the representations and warranties of the Purchaser and the Purchaser Parent set forth herein shall be true and accurate in all material respects.

4.4
Unless otherwise agreed in writing by the Parties, in the event that the Closing shall not have taken place on or before May 31, 2011, this Agreement shall be automatically terminated and become null and void with no obligation owing from any Party, without prejudice to all rights and remedies of any Party in respect of any breach of another Party’s obligations hereunder.

5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SELLER PARENT

The Seller and the Seller Parent jointly and severally represent and warrant to the Purchaser and the Purchaser Parent that the representations and warranties contained in this Article 5 are true and accurate as of the date hereof, and will be true and accurate as at the Closing Date, in each case, or such other date that is specifically provided in this Article 5.

Disclosures made in the Schedules referred to in this Article 5 in respect of any specific representation and warranty shall be deemed an exception to other representations and warranties under this Agreement, even if not specifically referenced therein, if and to the extent that the same constitutes a Fair Disclosure to a Representation and Warranty in respect of such other representations and warranties.

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The Seller Parent and the Seller shall be permitted to update the Schedules referred to in this Article 5 to reflect only events occurring after the date hereof but prior to the Closing Date, by delivery of such updated Schedule to the Purchaser Parent at least three (3) Business Days prior to the Closing Date.  Any such updated Schedule referred to in this Article 5 shall be for information purposes only and shall thus be disregarded (i) for the purposes of determining the accuracy of the underlying representations and warranties for the purposes of Section 7.1(i) hereof, and (ii) for the purposes of determining the satisfaction of the condition precedent in Section 4.2(iii).  Notwithstanding the foregoing, if (x) prior to the Closing Date the Seller or the Seller Parent shall deliver to the Purchaser an updated Schedule together with notice that in the Seller Parent's reasoned and good faith opinion the events disclosed in such updated Schedule constitute a Material Adverse Effect and (y) nevertheless, the Purchaser and the Purchaser Parent pursue and consummate the Closing, then such updated Schedule shall not be so disregarded as provided in sub-paragraph (i) above and thus the facts set forth in such updated Schedule shall be deemed to be disclosed in connection with the relevant representation(s) and warranty(ies) set forth in Article 5 for the purposes of Section 7.1(i) hereof.

For the avoidance of doubt, all representations and warranties set forth in this Article 5 with respect to the Group Companies (or any Group Company) shall apply to Socla GmbH and/or bar-pneumatische Steuerungssysteme GmbH, as the successor in interest of Socla GmbH.

5.1	The Seller, the Seller Parent and the Asset Sellers

5.1.1
Each of the Seller, the Seller Parent, each Asset Seller and each other Seller Affiliate that will be a party to any Ancillary Agreement is duly organized and validly existing under the Laws of its jurisdiction of its incorporation.

5.1.2
Each of the Seller, the Seller Parent, each Asset Seller and each other Seller Affiliate that will be a party to any Ancillary Agreement has full power and authority to enter into, and perform the obligations to which it is or will be bound, under, as the case may be, this Agreement, or the relevant Ancillary Agreement, and to consummate the Transaction contemplated hereunder (if applicable) and the actions contemplated under the Ancillary Agreements.

5.1.3
All required prior corporate, labor and administrative actions, filings and authorizations for the execution of this Agreement and the Ancillary Agreements, and the consummation of the Transaction have been completed or obtained.  Without limiting the foregoing, (i) all required authorizations from the competent corporate bodies of the Seller, the Seller Parent, each Asset Seller and each other Seller Affiliate have been obtained, and (ii) where required by applicable Law, the information and consultation of the relevant Employee Representative Bodies in respect of the Transaction, have been finalized and the relevant Employee Representative Bodies have rendered their opinion (avis) with respect to the Transaction.

5.1.4
This Agreement and each Ancillary Agreement has been or will be on the Closing Date, executed and delivered by the Seller, the Seller Parent, each Asset Seller and each other Seller Affiliate that will be a party to any Ancillary Agreement, as the case may be, and constitutes (or will constitute) a legal, valid and binding agreement and obligation of the Seller, the Seller Parent, such Asset Seller or such other Seller Affiliate, enforceable against the Seller, the Seller Parent, such Asset Seller or such other Seller Affiliate, as the case may be, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

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5.1.5
Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller, the Seller Parent, any Asset Seller or any other Seller Affiliate that is a party to any Ancillary Agreement, nor the consummation of the Transaction, will: (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of such party, (ii) require any filing with, or obtaining a permit, authorization, consent or approval of, any Governmental Authority or other Person, except for any reporting obligation under French foreign investment regulations, or (iii) violate, in a material respect, any Law applicable to the Seller, the Seller Parent, any Asset Seller or any other Seller Affiliate or any of their properties or assets.

5.2	Reorganization

5.2.1
Prior to the Closing Date, the information and consultation of the works councils (comité d’entreprise) in respect of the Reorganization shall have been completed and the relevant Employee Representative Bodies shall have rendered all required opinions with respect to the Reorganization.

5.2.2
As of the Closing Date, the Reorganization shall have been completed in all material respects in accordance with the steps described in Schedule 5.2.2 and in material compliance with applicable Law and all required corporate action has been duly taken in respect thereof.

5.3	Incorporation and Corporate Affairs

5.3.1
The Company is duly incorporated and registered under French law.  The Company carries out its business activities in accordance with the purpose set forth in its by-laws and is duly authorized to carry out its business activities in all the places where they are currently duly carried out.

5.3.2
Schedule 5.3.2(a) sets forth as at the date hereof, and Schedule 5.3.2(b) sets forth as at the Closing Date, for each of the Company and every entity in which the Company owns, directly or indirectly, any ownership interest (such entities as of the Closing Date, the “Subsidiaries” and individually a “Subsidiary”, and together with the Company, the “Group Company(ies)”) the accurate and complete list and description of its name, the registered office, its share capital, and the number of its shares or other equity interests and voting rights owned by each owner thereof (the “Subsidiary Shares”).

5.3.3
Each Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of incorporation, with the full corporate power and authority to enable it to own its properties and carry on its business as currently conducted.

5.3.4
Except as set forth in Schedule 5.3.4, neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Seller, the Seller Parent, any Asset Seller or any other Seller Affiliate that is party to any Ancillary Agreement, nor the consummation of the Transaction will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of any Group Company, (ii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration, increase of payments) under, any of the terms, conditions or provisions of any Material Agreement (whether or not such agreement is an Assigned Contract), or (iii) violate, in a material respect, any Law applicable to any Group Company or any Included Assets.

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5.3.5
No Group Company or Asset Seller or any other Seller Affiliate that is a party to the Ancillary Agreements is subject to any insolvency or pre-insolvency proceedings according to the Laws of their jurisdiction of incorporation, with a view to preventing or settling difficulties of a business (for the French companies: mandat ad hoc, conciliation, procédure de sauvegarde, procédure de redressement judiciaire) nor is any Group Company or any Asset Seller or any other Seller Affiliate that is a party to the Ancillary Agreements subject to liquidation proceedings (for the French companies: procédure de liquidation judiciaire), and there are no grounds for making either a Group Company or any Asset Seller or any other Seller Affiliate that is a party to the Ancillary Agreements subject to such proceedings.

5.3.6	No Group Company shall, as of the Closing Date, have any liability for transaction costs (including advisor fees) or Taxes related to the Transaction (other than Transfer Taxes) or the Reorganization.

5.4	Share Capital and Shares

As at the Closing Date:

5.4.1
The Seller shall be the sole owner of the Shares.  Such Shares represent all the issued and outstanding share capital of the Company and have been validly issued, fully paid up and are free from any Encumbrance.

5.4.2	The Company shall be the sole owner of the Subsidiary Shares which shall have been validly issued, fully paid up, and shall be free from any Encumbrance.

5.4.3
No Group Company shall have issued or undertaken to issue any shares or other rights (including bons de souscription d'actions or bons de souscription de parts de créateurs d'entreprise) entitling their holders to acquire, immediately or at a future date, a fraction (quotité) of the share capital of the Company or any Subsidiary as applicable.  Except as set forth on Schedule 5.4.3, no Group Company shall have the obligation to increase its share capital in particular to restore its net equity if it is under-capitalized pursuant to applicable Law.

5.4.4
Each Group Company has in all material respects properly kept and maintained each register, minute book and other record and report that it is required by Law to keep, and each of them is up-to-date and complete in all material respects.

5.4.5
No Group Company is a party to any agreement with a third-party with respect to the voting, sale, transfer or purchase of the Subsidiary Shares, or with respect to any issue of shares, securities or other equity interests in any Subsidiary.

5.5	June 30, 2010 Financial Statements

5.5.1
Attached hereto as Schedule 5.5.1 are the pro forma consolidated balance sheet, profit and loss accounts and cash flow statements of the Business, (A) including the Shanghai Business and (B) excluding the Shanghai Business, together with the notes thereto, as at and for the six month period ending on June 30, 2010 (the “June 30, 2010 Financial Statements”), which have been prepared in accordance with the Accounting Principles and Methods.

5.5.2
The June 30, 2010 Financial Statements have been prepared in accordance with the Accounting Principles and Methods, are sincere and proper (sincères et réguliers) and give a true and fair view (donnent une image fidèle) of the assets and liabilities, the financial situation and the results of operations of the Business, on a pro forma consolidated basis as described in the notes thereto.

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5.6	Statutory Accounts

5.6.1
Attached hereto as Schedule 5.6.1 are (i) the certified statutory accounts of each Group Company together with the notes thereto as of December 31, 2009 and (ii) the report of their respective statutory auditors.  Such accounts have been prepared in accordance with the generally applicable accounting principles in the jurisdiction of incorporation of the relevant Group Company, in a manner consistent with previous fiscal years.  Each of such accounts are sincere and proper (sincères et réguliers) and give a true and fair view (donnent une image fidèle) of the assets and liabilities, the financial situation and the results of operations of the relevant Group Company.

5.6.2
Each Group Company’s statutory accounts as of December 31, 2009 were audited and certified without qualification by the respective statutory auditors and approved by the shareholders of such Group Company without reservation or modification.

5.7	Indebtedness

5.7.1	Except as listed on Schedule 5.7.1, no Group Company has any items of Indebtedness.

5.7.2
Except as set forth in Schedule 5.7.2, no Group Company has granted any loans to any Person other than another Group Company, which have not been fully repaid (other than credits granted to customers in the normal course of business or the loans to be assigned pursuant to the Loan Assignment Agreement on the Closing Date in accordance herewith).

5.8	Guarantees, Securities and Warranties

No Group Company has granted (or committed to grant) any guarantee, security, Encumbrance or warranty in respect of the obligations of any third party, including any Seller Affiliate.

5.9	Agreements

5.9.1
Schedule 5.9.1 provides a list, and reasonable identification of the subject matter, of (x) written or oral contracts or agreements, between third parties that are unaffiliated with any Group Company on the one hand and any Group Company on the other hand, and any (y) Assigned Contracts, which:

(i)	involve, or can reasonably be expected to involve, revenue to, or a cost or expenditure in excess of two hundred thousand Euros (200,000 EUR) annually;

(ii)
involve or can reasonably be expected to involve, annual payments in excess of one hundred thousand Euros (100,000 EUR) and have been entered into (x) for a period exceeding twenty four (24) months or (y) may not be terminated by any Group Company or any Asset Seller party to the agreement, with a notice period of ninety (90) days or less;

(iii)
contain exclusivity provisions, or territorial restrictions on the right of any Group Company or any Asset Seller to manufacture, sell or distribute products, or restrictions on the right of any Group Company or any Asset Seller to compete with any other Person in any field related to the Business;

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(iv)	grant to any third party a security interest in or related to any of the assets of the Group Companies or the Included Assets;

(v)	include a minimum purchase requirement relating to the Business by any Group Company or any Asset Seller;

(vi)	constitute an agency or distribution agreement (including any agreement with a Sales Agent) involving annual payments in excess of one hundred thousand Euros (100,000 EUR);

(vii)
were entered into by any Group Company or any Asset Seller since April 1, 2008 (other than as contemplated in the Reorganization) to acquire by merger, subscription, purchase of stock or assets or otherwise any business or company (be it a corporation, partnership, association or other business organization);

(viii)	which entitles any Group Company to occupy any real property;

(ix)
is an employment agreement or consulting agreement that provides (or has resulted in the past eighteen months) for annual compensation payable by a Group Company or any Asset Seller in relation to the China Dedicated Employees or any Seller Affiliate in relation to the European Dedicated Employees, exceeding fifty thousand Euros (50,000 EUR); or

(x)	were entered into by any Group Company or any Asset Seller other than in the ordinary course of business, consistent with past practice,

(collectively, the “Material Agreements”) and true and complete copies of the written Material Agreements, and a short description of the material terms of any oral Material Agreement, have been made available to the Purchaser Parent.  Schedule 5.9.1 indicates those Material Agreements that contain terms and conditions permitting the other party to terminate, amend or otherwise render more onerous the terms or performance of such agreement (including, to accelerate any payment) in the event of a change in the direct or indirect control of the Group Company or the transfer of the Business by any Asset Seller.

5.9.2	Except as specified in Schedule 5.9.2:

(i)
all Material Agreements are valid and enforceable in all respects in accordance with their terms (assuming the due and valid authorization, execution and delivery thereof by the parties thereto), except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law;

(ii)
no circumstances or events have occurred giving the right to the other party under any Material Agreement to early termination or to materially modify the existing terms in effect under any Material Agreement, and no Party to any Material Agreement has given written notice that it intends to terminate, or intends not to renew, such Agreement; and

(iii)
no Group Company or Asset Seller is in material breach of its obligations under any Material Agreement and, to the Knowledge of the Seller, there are no circumstances likely to result in any third party to any Material Agreement being in material breach.

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5.9.3
The pricing information provided by the Seller Parent to the Purchaser Parent prior to the date hereof with respect to the distribution agreements which are effective as of the date hereof between the Company, on the one hand, and the relevant Seller Affiliate, on the other hand, relating to distribution of the products of the Group Companies in Russia, Ukraine, Belarus, Kazakhstan and Turkey is true and correct.

5.10	Employment

5.10.1
Except as set forth in Schedule 5.10.1, there are no claims, actions, proceedings or investigations (including work injury claims or claims related to disability) pending against any Group Company, any Asset Seller in respect of China Dedicated Employees or any other Seller Affiliate in respect of European Dedicated Employees, nor is any Group Company, any Asset Seller (with respect to China Dedicated Employees) or any relevant Seller Affiliate (with respect to European Dedicated Employees) involved in any ongoing settlement or termination for mutual agreement (rupture conventionnelle) pursuant to any employment agreement or any labor law, criminal law or regulation applicable to any of them.

5.10.2
Except as set forth in Schedule 5.10.2, each Group Company, each Asset Seller in respect of China Dedicated Employees and each relevant Seller Affiliate in respect of the European Dedicated Employees has complied in all material respects with (i) Law applicable to the collective and individual status of the employees of the Group Companies, the China Dedicated Employees and the European Dedicated Employees and (ii) the terms of the employment contracts entered into with employees of the Group Companies, the China Dedicated Employees and the European Dedicated Employees.

5.10.3
Set forth in Schedule 5.10.3 is a list (as of the date hereof) of the employees of all the Group Companies, the Asset Sellers in respect of the China Dedicated Employees and other Seller Affiliates in respect of the European Dedicated Employees, indicating for each employee, the name, employment date, current functions, fixed and variable remuneration (including commissions and bonuses), Employee Benefits and certain other information regarding the terms of employment of such employees.

5.10.4
The written employment contracts (if any) or templates of the employment contracts (from which the executed employment contracts do not materially diverge) of all employees set forth in Schedule 5.10.3, have been made available to the Purchaser Parent.  Substantially all of the professional time of the China Dedicated Employees and the European Dedicated Employees is and has been over the past twelve months, dedicated to the Business.

5.10.5
The Collective Bargaining Agreements applicable to (i) the various categories of employees of the Group Companies, (ii) the China Dedicated Employees and (iii) the European Dedicated Employees, are listed in Schedule 5.10.5.  Each Group Company has complied in all material respects with the terms of the applicable Collective Bargaining Agreements.

5.10.6
Since June 30, 2010, no Group Company, Asset Seller nor relevant Seller Affiliate, has awarded (or committed to award) any general or any specific increase in salaries, nor an increase in the compensation or benefits package of any employee or officer of the Group Companies, the China Dedicated Employees and the European Dedicated Employees in whatever form, except in the ordinary course of business consistent with past practice or as may be required by applicable Law or any Collective Bargaining Agreement set forth in Schedule 5.10.5.

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5.10.7
There is no collective redundancy or social plan relating to any Group Company or Asset Seller or relevant Seller Affiliate in respect of the Business, and there have been no collective redundancies during the previous twelve (12) months within any Group Company, or any Asset Seller or relevant Seller Affiliate in respect of the Business.

5.10.8
Set forth on Schedule 5.10.8 is a list of all Sales Agents who are currently providing, or have provided at any time from January 1, 2009, any services to any Group Company, or any Asset Seller or Seller Affiliate in respect to the Business, together with name, total amount paid by any Group Company, Asset Seller or relevant Seller Affiliate to each such Sales Agent in 2009 and 2010, and, for each VRP on such Schedule, an indication of whether such VRP is an exclusive VRP.

5.10.9
Since January 1, 2010, no Group Company, Asset Seller or relevant Seller Affiliate in respect of the Business, has entered, or committed to enter into any contract with an individual, or with a service company on behalf of an individual or group of individuals, for the provision of consultancy services in an amount greater than ten thousand Euros (10,000 EUR) annually.

5.10.10
Since January 1, 2007, each Group Company has complied in all material respects with all applicable regulations in respect of Employee Representative Bodies, in particular with regard to the establishment of work councils, personnel delegates or safety and hygiene committees.  Elections to the Employee Representative Bodies have been organized according to applicable Law.

5.10.11
Since January 1, 2007, no officer of any Group Company has been investigated or prosecuted for a délit d'entrave or any charge subsequent to a refusal or delay in instituting Employee Representative Bodies, including works councils, personnel delegates (délégués du personnel), employee profit sharing schemes or health and safety committees.

5.10.12
True and complete copies of the minutes of all relevant Employee Representative Bodies’ meetings for the three years prior to the date hereof have been made available to the Purchaser Parent for review.

5.10.13	No Group Company has received any written notice of any dispute with a trade union, works council, or Employee Representative Body.

5.10.14
Except as set forth in Schedule 5.10.14, each Group Company, and each Asset Seller and Seller Affiliate in respect of the China Dedicated Employees and the European Dedicated Employees, respectively, complies, and has complied since January 1, 2008, in all material respects, with applicable Law relating to working time and employee health and safety.

5.10.15	Each Asset Seller has made social insurance and housing fund contributions for all its respective China Dedicated Employees as required by Law.

5.10.16
No Group Company, nor any Asset Seller or Seller Affiliate in respect of the Business, has granted or undertaken to grant any bonus or other payment or benefit to any of the employees or officers of the Group Companies, the China Dedicated Employees or the European Dedicated Employees related to the successful completion of the Transaction or otherwise related to the Transaction.

5.10.17	Since January 1, 2010, none of the officers of the Group Companies has resigned or made known his or her intention to resign.

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5.10.18
With respect to each Employee Benefit of Flomatic listed on Schedule 5.10.18, the Purchaser has been provided with true and complete copies of the most recent summary plan description or, if no summary plan description exists, a written description of all terms and conditions of such Employee Benefit.  With respect to each Employee Benefit subject to U.S. law, the Purchaser has been provided with: (i) a true and complete copy of the plan document, including amendments; (ii) the summary plan description, including any summary of material modification; (iii) a copy of the most recent favorable determination letter/opinion letter issued to an employee benefit subject to Section 401(a) of the I.R.C.; (iv) Form 5500s filed for the three (3) most recent plan years if required to file such form, and including any related audited financial statements and opinions; (v) any other participant communications/notices or correspondence to or from any governmental agency concerning an employee benefit during the past three (3) years; and (vi) test results for the past three (3) years demonstrating compliance with coverage, annual additions, and discrimination rules under the I.R.C.  Except as disclosed on Schedule 5.10.18, none of the Employee Benefits is subject to ERISA.  No Group Company has any legally binding commitment, other than pursuant to applicable Law, to create any new Employee Benefit relating to the Business or an employee of the Business or to amend any existing Employee Benefit in a manner that would increase the liabilities or obligations with respect to any Employee Benefit relating to the Business or an employee of the Business.

5.10.19
Each Employee Benefit (a) has been provided to employees and administered and operated materially in compliance with the terms of applicable Law, (b) if provided in a manner intended to qualify for special Tax treatment, materially meets all requirements for such treatment, and (c) if intended to be funded and/or book reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

5.10.20
Without prejudice to Section 5.10.19 above, each Employee Benefit that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and that is intended to be qualified under Section 401(a) of the I.R.C., has received a favorable determination letter or IRS opinion letter from the United States Internal Revenue Service, and there are no existing circumstances and no events have occurred that would jeopardize the qualified status of any such Employee Benefit or the related trust.  No Group Company or any “party in interest” or “disqualified person” with respect to any Employee Benefit has engaged in a material non-exempt “prohibited transaction” within the meaning of Section 4975 of the I.R.C. or Section 406 of ERISA that could give rise to any liability on the part of any Group Company or with respect to any Employee Benefit.  No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit that could give rise to any liability on the part of any Group Company or with respect to any Employee Benefit.  There is no material violation of ERISA or the I.R.C. with respect to the filing of applicable reports, documents and notices regarding the Employee Benefits with the United States Departments of Labor or Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefits that could give rise to any material liability on the part of any Group Company or Employee Benefit.  There are no pending actions, claims or lawsuits which have been filed with a judicial entity or for which written notice to the Seller or the Seller Parent or any Group Company has been provided with respect or in relation to any Employee Benefits, or in respect to the assets of any of trust or other arrangement held to fund any Employee Benefits, or against any person who sponsors or administers any

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Employee Benefits, or against any fiduciary acting with respect to such Employee Benefits (other than routine benefit claims), nor, to the Knowledge of the Seller, are there any facts which could form the basis for any such claim or lawsuit, in each case that could give rise to any liability on the part of any Group Company or with respect to any Employee Benefit.  Terms in quotation marks in this Section 5.10.20 shall have the meaning set forth in ERISA or the I.R.C., as the case may be.  No Group Company maintains or contributes to, and has never maintained or contributed to, an Employee Benefit that is either (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.  No Employee Benefit is a multiple employer plan within the meaning of Section 413(c) of the Code. No Employee Benefit is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. All amounts required to have been paid as contributions to any Employee Benefit have been paid within the time prescribed by applicable Laws and the applicable plan documents.  No Group Companies are or have been delinquent as to premiums, reimbursements, accruals, contributions or payments to or in respect of any Employee Benefit or, if there have been such delinquencies, the delinquencies have been corrected and will not have an adverse effect on any Group Company.  With respect to each Employee Benefit, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with IFRS, on the financial statements.  The Group Companies have furnished the complete financial information regarding the funding and present and future liabilities of any and all deferred compensation, salary continuation, or other Employee Benefit which are not intended to be qualified under Section 401(a) of the Code.  No assets of any Group Company are allocated to or held in a “rabbi trust” or similar funding vehicle. The Group Companies have always been and are now in compliance with the health care continuation coverage requirements of Section 4980B of the Code and Sections 601-608 of ERISA and any applicable state health care continuation coverage requirements.  No Group Company has incurred any liability under any Employee Benefit or has made any promises to provide health or other welfare benefits to current or future retirees or other former employees of the Group Companies (or to their spouses or dependents) or to anyone else, except as specifically required by applicable Laws.

5.10.21
Neither the execution of this Agreement nor the consummation of the Transaction will constitute an event under any Employee Benefit which (either alone or upon the occurrence of any additional or subsequent event) will or may (a) entitle any current or former employee, director or consultant of or with respect to the Business to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such Persons, (b) increase the amount of any compensation, equity award or other benefits otherwise payable by any Group Company or with respect to any Included Assets or the Business or (c) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits.  Neither the execution of this Agreement nor the consummation of the Transaction will result in any payment of compensation or otherwise that would result in an “excess parachute payment” within the meaning of Section 280G of the I.R.C.

5.11	Liability – Insurance

There is no pending or outstanding claim by any Group Company or any Asset Seller in respect to the Business, under any insurance policy.

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5.12	Litigation – Disputes

Except as set forth in Schedule 5.12, no Group Company, or Asset Seller in respect of the Business, is a party (as a claimant or defendant) to any civil, criminal or administrative legal suit, litigation, arbitration or other similar proceedings, and no such civil, criminal or administrative legal suit, litigation, arbitration or other similar proceedings has been threatened in writing, nor has any Group Company, or any Asset Seller in respect of the Business, been notified in writing by a Governmental Authority that it is currently or will be the subject of an investigation.

5.13	Tax, Social Security and Customs

5.13.1
Except as set forth in Schedule 5.13.1(a), no Group Company, and no Asset Seller in respect of the Business, is the subject of any ongoing audit, reassessment, inquiry or proceeding in relation to Taxes or Social Security Contributions.  Except as set forth in Schedule 5.13.1(b), no audits of a Group Company or an Asset Seller in respect of the Business have been completed by a Taxing Authority during (i) the five (5) year period ending on the date of this Agreement, or (ii) in the case of any Group Company, if shorter, the period during which the shares of such Group Company have been owned (directly or indirectly) by the Seller.  A copy of the auditor’s report to the Group Company or Asset Sellers (with respect to the Business) is attached as Schedule 5.13.1(c) for each audit completed within such five year period.  Since the last social security audit in 2010, no Group Company or Asset Seller (in respect of the Business) has been notified in writing by an administrative authority of the implementation in the near future of an audit or inquiry reasonably likely to lead to the payment of Taxes or Social Security Contributions or a reassessment of the basis of collection of Taxes or Social Security Contributions.

5.13.2	Without prejudice to Section 5.13.1 above:

(i)
each Group Company, and each Asset Seller in respect of the Business: (i) has complied in all material respects with all applicable Tax Laws and (ii) has timely filed (taking into account any applicable extensions), in all material respects, all registrations, returns, declarations, elections, forms, reports, statements, notices, computations and information that were required to be filed with a Taxing Authority (each, a “Tax Filing”) on or before the Closing Date;

(ii)
all Taxes and Social Security Contributions required to be paid by or on behalf of each Group Company, and each Asset Seller in respect of the Business (in each case regardless of whether reflected in any Tax Filing), that were due and required to be paid on or prior to the Closing Date have, in all material respects, been timely and duly paid in accordance with applicable Law;

(iii)
all necessary Tax Filings which ought to have been made have been properly and duly submitted by each Group Company, and by each Asset Seller in respect of the Business, to the relevant Governmental Authorities, and all Tax Filings submitted to such authorities, are true, complete and accurate in all material respects and are not the subject of any dispute for which written notice has been received; and

(iv)
each Group Company and Asset Seller in respect of the Business has, in all material respects, paid all required current estimated Tax or similar payments required to have been paid sufficient to avoid any penalties for underpayment of any such required estimated Tax payments.

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5.13.3	No Group Company is bound, whether jointly or severally, by any obligation to indemnify any third-party for any Tax obligations or Social Security Contributions.

5.13.4
No Group Company, and no Asset Seller in respect of the Business, is a party to any transaction or arrangement under which it has acquired or sold any asset, or has remunerated or supplied goods or services of any kind whatsoever for a price which is below or above the market value of that asset or service in such a way that it could reasonably be considered to be an abnormal act of management (acte anormale de gestion), or be in breach of regulations on transfer prices (prix de transfert) or to be subject to penalties under the IRC or comparable rules of any other tax authority.

5.13.5
Each Group Company, and each Asset Seller in respect of the Business, has properly established, holds and keeps available all Tax records and related or supporting documentation and all records and data relating to electronic information systems in their proper form for at least the minimum retention period, in order to comply with Tax Laws.

5.13.6
The Group Companies have fulfilled and complied in all material respects with all Tax commitments taken towards the relevant authorities linked to the Reorganization, or any past restructurings made under a favorable Tax regime (in respect of France, a régime de faveur such as the one provided for by articles 210A and 210B of the French Tax Code) or otherwise pursuant to a tax-free restructuring regime.

5.13.7
No claim has been made in writing by a Taxing Authority in a jurisdiction where a Group Company, or any Asset Seller in respect of the Business does not submit a Tax Filing to the effect that such Group Company or Asset Seller is or may be subject to taxation by that jurisdiction.

5.13.8
All deficiencies asserted or assessments made in writing as a result of any examinations of a Tax Filing by a Taxing Authority of, or covering, or including any Group Company, have been fully paid, and, except as set forth on Schedule 5.13.8, there are no other actions, suits, investigations, audits, or claims by any Taxing Authority, in each case, for which written notice has been received, that are in progress, nor has any Group Company received any written notice from any Tax that it intends to conduct such an audit or investigation.

5.13.9	No Group Company, and no Asset Seller in respect of the Business, is subject to any private letter ruling of or with any Taxing Authority.

5.13.10
No Group Company, and no Asset Seller in respect of the Business, or any other Person on their behalf, has any written application pending with any Taxing Authority requesting permission for any changes in Tax accounting methods that relate to the Group Company, or the Asset Seller in respect of the Business.

5.13.11
No Group Company, and no Asset Seller in respect of the Business, has (a) extended the time within which to file any Tax Filing which Tax Filing has since not been filed, or (b) extended the time for the assessment or collection of Taxes, which Taxes have not since been paid, or (c) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

5.13.12
No Group Company that is subject to Tax under Sections 11, 55 or 882 of the I.R.C. has executed or entered into a closing agreement pursuant to Section 7121 of the I.R.C. or any predecessor provision thereof or any similar provision of the Law of any other jurisdiction, or filed a consent pursuant to Section 341(f) of the I.R.C. or agreed to have Section 341(f)(2) of the I.R.C. apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the I.R.C.).

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5.13.13
For any Group Company that is subject to Tax under Sections 11, 55 or 882 of the I.R.C., none of the property owned by such Group Company is (a) property that is required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 of the United States, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (b) “tax-exempt use property” within the meaning of Section 168(h)(1) of the I.R.C., (c) “tax-exempt bond financed property” within the meaning of Section 168(g) of the I.R.C., (d) subject to Section 168(g)(1)(A) of the I.R.C. or (e) “limited use property” within the meaning of Revenue Procedure 76-30 issued by the Internal Revenue Service of the Treasury Department of the United States.

5.13.14
For any Group Company that is subject to Tax under Sections 11, 55 or 882 of the I.R.C., such Group Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the I.R.C.) in a distribution of stock qualifying for tax-free treatment under Section 355 of the I.R.C. (a) in the two (2) years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the I.R.C.) in conjunction with the transactions contemplated by this Agreement.

5.13.15
For any Group Company that is subject to Tax under Sections 11, 55 or 882 of the I.R.C., there is no taxable income of such Group Company that will be reportable in a taxable period beginning after the Closing Date that is attributable to an installment sale within the meaning of Section 453 of the I.R.C. that occurred prior to the Closing.

5.13.16	No Group Company is or has ever been a member of a United States affiliated Tax group filing a U.S federal consolidated income Tax Filing.

5.14	Real Property, Credit Lease Premises and Rented Premises

5.14.1
Listed on Schedule 5.14.1 is all real property (including land and improvements) owned or occupied by the Group Companies, with an indication of whether such real property is owned (the “Owned Real Property”) or rented or leased (the “Leased Real Property”), in each case with the address of such real property, and for the Leased Real Property, an indication of the currently applicable lease agreement and the current annual lease or rental payment.

5.14.2	The relevant Group Company has good and valid title to the Owned Real Property, free from Encumbrances, except as set forth in Schedule 5.14.2.

5.14.3	No Group Company has granted any lease over, or other right to occupy, the Owned Real Property nor any sublease over, or other right to occupy, the Leased Real Property.

5.15	Inventory

All of the inventories of the Group Companies, or the inventories that are Included Assets, are of a quality and quantity usable and saleable in the ordinary course of business, except for items considered to be obsolete materials and materials considered to be below-standard quality, all of which items have been written off or written down to fair market value or for which adequate reserves have been provided, in each case in accordance with the Accounting Principles and Methods.  No inventory included in the Included Assets is subject to any Encumbrance.

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5.16	Material Tangible Assets

The plants, structures, improvements and equipment owned or used by any Group Company or included in the Included Assets are (i) structurally sound without any material defect, (ii) in good operating condition and repair (usual wear and tear excepted) and (iii) adequate for the uses to which they are being put in order to permit the Group Companies (or the acquirer thereof from the Asset Sellers) to continue immediately post-Closing their manufacturing capabilities and other operations in a manner consistent with the 12-month period prior to the date hereof.  No tangible asset included in the Included Assets is subject to any Encumbrance.

5.17	Intellectual and Industrial Property

5.17.1
The list of Intellectual Property Rights currently owned or used by any Group Company or any Asset Seller is set forth in Schedule 5.17.1.  The relevant Group Company or Asset Seller has good and exclusive title to such Intellectual Property Rights, or a valid and legal right to use such Intellectual Property Right (in each case as indicated or qualified in such Schedule).

5.17.2
The relevant Group Company or Asset Seller has duly renewed and has taken all necessary steps to renew and maintain all material Intellectual Property Rights owned by it as set forth on Schedule 5.17.1 and all annuities or sums due to protect such Intellectual Property Rights owned by the Group Company or the Asset Seller have been regularly paid in due time to the relevant organizations.

5.17.3
The relevant Group Company or the Asset Seller is duly registered with the relevant patent and trademark registries, either as owner, licensee or licensor of the material Intellectual Property Rights listed in Schedule 5.17.1, where such registration is required by Law.

5.17.4
No Group Company or Asset Seller (i) has received any written notice regarding any alleged violation by the Group Company or the Asset Seller of third-party Intellectual Property Rights and (ii) has given to any third party written notice regarding any alleged violation of the Intellectual Property Rights set forth in Schedule 5.17.1 held or used by the Group Company or the Asset Seller.

5.18	Information Technology

5.18.1
The Group Companies shall have, immediately following the Closing Date (including pursuant to the Transitional Services Agreement), all rights and assets necessary for the implementation, use, maintenance and enhancement of the information technology systems currently operated by the Group Companies, or by an Asset Seller in respect of the Business.  Without limiting the foregoing, except as set forth on Schedule 5.18.1, the Company owns all the Intellectual Property Rights to the ERP software it currently operates (including in respect of the Tianjin Business).

5.18.2
During the twelve (12) months immediately preceding the date hereof, no Group Company, nor any Asset Seller in respect of the Business, suffered any material business disruptions caused by a malfunction of the information technology systems, and to the Knowledge of the Seller, there have been no material unauthorized intrusions or breaches of the security of the information technology systems used by the Group Companies, or any Asset Seller with respect to the Business.

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5.18.3
The Group Companies and the Asset Sellers have back-up and disaster recovery plans, procedures and facilities for the Business and have taken all commercially reasonable steps to safeguard the information technology systems, in each case which are substantially in accordance with industry standards.

5.19	Products and Management Systems

5.19.1	The management systems of each Group Company are in compliance in all material respects with the industry certifications listed on Schedule 5.19.1 hereto.

5.19.2
Since January 1, 2007, no Group Company has manufactured, sold or supplied any product or service which (i) does not comply in all material respect with all applicable Laws or (ii) contains any Systemic Defect.

5.19.3
Except as disclosed in Schedule 5.19.3, no Group Company, or Asset Seller with respect to the Business, has, within the last three (3) years, (i) received any written claim which may reveal a Systemic Defect of, or (ii) issued a recall with respect to any product manufactured, sold or supplied by that Group Company or Asset Seller, and to the Knowledge of the Seller, there is no reason, fact or circumstance which is reasonably likely to give rise to any such claim or recall.

5.19.4
Schedule 5.19.4 sets forth all warranty and civil liability claims for amounts in excess of twenty five thousand Euros (25,000 EUR) (provided that any series of claims based on similar facts shall be aggregated for the purpose of determining such threshold amount) made in writing since January 1, 2010, in respect of products manufactured, sold or supplied by the Group Companies, or the Asset Sellers with respect to the Business.

5.19.5
Except as disclosed in Schedule 5.19.5, no Group Company has any product liability (whether based on strict liability, negligence, breach of warranty, breach of contract or otherwise) in respect of any product sourced, manufactured, sold or distributed by any Group Company prior to the Closing that (i) is not covered by insurance policies covering the Group Companies, or (ii) reserved against in the calculation of the Final Net Working Capital.

5.19.6
The statements contained in the Certification of Allen Bo Andersson in support of defendant Flomatic’s motion for summary judgment in Lange v. A.J. Friedman, Inc. et al., N.J. Superior Court, MID-L-1562-06 attached hereto as Schedule 5.19.6 are true and correct.

5.20	Environment

5.20.1
Each Group Company (and any Person for which any Group Company has successor liability) is and has been at all times in material compliance with all Environmental Law and no Group Company has been notified of any action or injunction alleging a breach of any applicable Environmental Law.  Without limiting the foregoing, the manufacturing processes of each Group Company (or any Person for which any Group Company has successor liability) are and have been at all times in material compliance with, and each Group Company (or any Person for which any Group Company has successor liability) has made all necessary filings and holds all Permits required by, Environmental Law for the performance of their activities.  The Group Companies have made all required filings and declarations in respect of the installations classées regulations (and similar regulations in jurisdictions other than France).

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5.20.2
No Group Company (or any Person for which any Group Company has successor liability) is required pursuant to any requirement of Environmental Law, any injunction, or any request by any Governmental Authority, to take any particular antipollution measure (whether precautionary or remedial) that has not been completed.

5.20.3
Schedule 5.20.3 sets forth a list of all sites previously owned or operated by a Group Company (or any Person for which any Group Company has successor liability) that is not currently owned or operated by a Group Company.

5.20.4
Except as disclosed in Schedule 5.20.4, none of the activities carried out by any Group Company at present or at any time in the past on any site owned or operated by any Group Company (or any Person for which any Group Company has successor liability), have led to or continue to be the cause of any contamination or pollution, which would require remediation or clean-up (including remediation or clean-up under applicable Environmental Law only after activities at such site are ceased).

5.20.5
No Group Company (nor any Person for which any Group Company has successor liability) has transported or disposed of, or had transported or disposed of, any waste or Hazardous Substances other than in full compliance with applicable Environmental Law.

5.20.6	There are no underground storage tanks located on any site currently owned or occupied by any Group Company.

5.20.7
All the rights and obligations of Desbordes pursuant to the Acte de Cession de Fonds de Commerce dated 12 January 2010 (the “Acte”) between Desbordes and Sival Bronzalu have been assigned to and assumed by the Seller pursuant to an assignment and novation agreement among Desbordes, Sival Bronzalu and the Seller, dated January 14, 2011 (of which a true and complete copy has been provided to the Purchaser).

5.21	Customers and Suppliers

5.21.1
Set forth in Schedule 5.21.1 are the twenty (20) largest customers (or customer groups) (the “Large Customers”) of the Business (based on the aggregate value of goods and services ordered by customers from the Group Companies and the Asset Sellers in 2010), and the twenty (20) largest suppliers (the “Large Suppliers”) to the Business (based on the aggregate value of products, merchandise, raw materials or other goods and services ordered by the Group Companies and the Asset Sellers in 2010).

5.21.2
No Large Customer or Large Supplier of any Group Company, or of any Asset Seller with respect to the Business, has indicated in writing its intention to (i) stop purchasing or supplying products, merchandise, raw materials or other goods and services from or to such Group Company or such Asset Seller, or (ii) materially reduce the volume of its purchase or supplies.

5.22	Compliance with Laws

5.22.1
Each Group Company, and each Asset Seller with respect to the Business, complies and has complied since January 1, 2007 in all material respects with all Laws applicable to it and its properties, assets, operations, and business including Laws relating to consumers, competition and import and export of materials or products.

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5.22.2	Compliance with Anti-Corruption/Anti-bribery Laws

To the Knowledge of the Seller, no Group Company, or Asset Seller with respect to the Business, nor any employee or agent or intermediary (including for the avoidance of doubt any distributor) of any Group Company, or of any Asset Seller in respect of the Business, nor any China Dedicated Employee or any European Dedicated Employee in relation to the Business, has made, offered, promised, agreed to make or authorized any payment or transfer of anything of value, directly or indirectly to: (i) any government official; (ii) any political party, party official or candidate; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given or promised, to anyone described in items (i) or (ii) above; (iv) any other person or entity, if such payment or transfer would violate the laws of the country in which made or the laws of any other relevant jurisdiction.  To the Knowledge of the Seller, no Group Company, or Asset Seller with respect to the Business, nor any employee, officer or agent of any Group Company, nor any China Dedicated Employee nor any European Dedicated Employee has violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or the public or commercial anti-bribery laws of those or any other relevant jurisdictions, in each case in connection with the conduct of the Business.  The Parties agree and acknowledge that the representations and warranties contained in this Section 5.22.2 are the sole and exclusive representations and warranties related to any matters involving compliance with anti-corruption and/or anti-bribery laws.

5.22.3	Permits

Each Group Company, and each Asset Seller with respect to the Business: (i) has all material franchises, licenses, permits, authorizations, certificates and other approval necessary for the conduct of the Business as currently conducted and the ownership and use of its respective assets and property (the “Permits”), all of which are valid and in full force, and (ii) complies and has complied since January 1, 2008 in all material respects with the terms of each such Permit.

5.23	Affiliate Arrangements

Set forth on Schedule 5.23 is a list of all written agreements, contracts or arrangements (and a short description of any oral agreement) pursuant to which any Seller Affiliate, on the one hand, provides to any Group Company, or any Asset Seller in relation to the Business, on the other hand, any service, product, material, good or labor, other than any intercompany indebtedness for borrowed money which will be included in the Intercompany Loan Assignment Amount.  A true and complete copy of each such agreement has been delivered to the Purchaser.

5.24	Grants and Allowances

No Group Company, nor any Asset Seller in relation to the Business, benefit or have benefited from any grants, allowances, aids or subsidies made available by any Governmental Authority.

5.25	Conduct of Business Since June 30, 2010

Since June 30, 2010, except as set forth in Schedule 5.25 or as expressly contemplated by this Agreement (including the Reorganization), each Group Company, and each Asset Seller in relation to the Business, has carried out the Business in the ordinary course in accordance with past practices and in a manner preserving the Business (gestion en bon père de famille) and relations with third parties, and without limiting the foregoing:

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(a)	there have been no events which have had or are reasonably likely to have a Material Adverse Effect on the Business;

(b)	no material business relationship of any Group Company, any Asset Seller or any other Seller Affiliate in relation to the Business, has been terminated or threatened in writing to be terminated;

(c)
no Group Company, or Asset Seller in relation to the Business, has carried out any transaction substantially modifying the substance of, or its rights over, assets with a value in excess of one hundred and fifty thousand Euros (150,000 EUR) individually or in the aggregate, such as any transfer, Encumbrance, lease, grant of license or other rights to third parties with respect to its tangible or intangible assets;

(d)	no Group Company has been a party to any merger, spin-off or contribution;

(e)	no Group Company has changed its accounting principles, methods or reporting procedures, except as required pursuant to applicable Laws;

(f)	no Group Company has distributed, or decided to distribute, any assets, profits, reserves or premiums, other than cash;

(g)
no Group Company has changed its share capital, issued any securities of any nature whatsoever (including warrants), granted any stock options or free shares entitling the holder thereof to an equity interest in any Group Company or purchased any of its own securities;

(h)	no Group Company has made any reduction of capital or any distribution of any premium on merger or share issue;

(i)
no Group Company nor any Asset Seller in relation to the China Dedicated Employees nor any other Seller Affiliates in relation to the European Dedicated Employees, has changed the collective status of its employees, nor has it granted any additional benefits to any of its officers or employees, with the exception of compulsory salary increases made pursuant to the terms of the relevant Collective Bargaining Agreement and other salary increases and bonus payments in the ordinary course of business consistent with past practice;

(j)
no Large Customer or Large Supplier has indicated in writing that it intends to terminate or fail to renew or amend materially any contract with any Group Company, or with any Asset Seller in relation to the Business, as a result of the Transaction and no Group Company nor any Asset Seller in relation to the Business, has indicated in writing that it intends to terminate or fail to renew or amend materially any contract with any Large Customer or Large Supplier;

(k)
no Group Company, or Asset Seller in relation to the Business, has incurred or assumed any liabilities or obligations for borrowed money or has provided any guarantee of any liabilities or obligations other than short term trade payables, Indebtedness and indebtedness for borrowed money owed to the Seller Parent or any Seller Affiliate, in each case in the ordinary course of business and consistent with past practice; and

(l)	no Group Company or (where applicable) Asset Seller has committed to do any of the foregoing.

5.26	Sufficiency of Assets

The assets, contracts and rights of the Group Companies and the Included Assets, comprise all the material assets and rights used or held for use (together with the Excluded Assets) in connection with the Business.  The assets, contracts and rights of the Group Companies and the Included Assets are, together with the rights granted under and the services to be provided by the Seller Parent under the Transitional Services Agreement, sufficient for the operation and conduct of the Business by the Purchaser immediately following the Closing Date in substantially the same manner as currently conducted.

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5.27	No Undisclosed Liabilities.

No Group Company, or Asset Seller in relation to the Business, has any liabilities or obligations (whether accrued, absolute, or contingent) that would be required to be reflected or reserved on a consolidated balance sheet of the Group Companies and the Asset Sellers in relation to the Business in accordance with the Accounting Principles and Methods and that are material, individually or in the aggregate, (i) except for liabilities or obligations reflected in or reserved against in the June 30, 2010 Financial Statements, (ii) except for liabilities or obligations incurred after June 30, 2010, in the ordinary course of the Business consistent with past practice, (iii) except for liabilities or obligations incurred after the date hereof and permitted under Sections 9.1.2 or 9.1.3 hereof and (iv) except as set forth in Schedule 5.27.

5.28	No other Representation or Warranty

The Seller and the Seller Parent make no representation or warranty to the Purchaser and the Purchaser Parent other than as expressly and specifically set forth in this Agreement.

6	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PURCHASER PARENT

The Purchaser and the Purchaser Parent, jointly and severally, represent and warrant (as to themselves and as to any Purchaser Parent Affiliate designated under Section 2.C), to the Seller, the Seller Parent and the Asset Sellers, that:

(i)
each of the Purchaser, the Purchaser Parent and each Purchaser Parent Affiliate designated under Section 2.C, is duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(ii)
each of the Purchaser, the Purchaser Parent and each Purchaser Parent Affiliate designated under Section 2.C, has full power and authority to enter into, and perform the obligations to which it is bound, under, as the case may be, this Agreement, or the relevant Ancillary Agreement, and to consummate the Transaction contemplated hereunder and the actions contemplated under the Ancillary Agreements;

(iii)
all required prior corporate, labor and administrative formalities and authorizations for the execution of this Agreement and the Ancillary Agreements, and the consummation of the Transaction have been completed or obtained;

(iv)
this Agreement has been, and each Ancillary Agreement has been or will on the Closing Date be, duly executed and delivered by the Purchaser, the Purchaser Parent and each Purchaser Parent Affiliate designated under Section 2.C that will be a party to any Ancillary Agreement, as the case may be, and constitutes the legal, valid and binding agreement and obligation of the Purchaser, the Purchaser Parent and each such Purchaser Parent Affiliate, enforceable against the Purchaser, the Purchaser Parent and each such Purchaser Parent Affiliate, as the case may be, in accordance with its terms, in each case, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law;

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(v)
none of the Purchaser, the Purchaser Parent and any Purchaser Parent Affiliate designated under Section 2.C, is subject to any insolvency or pre-insolvency proceedings according to the Laws of their jurisdiction of incorporation, with a view to preventing or settling difficulties of a business nor is the Purchaser, the Purchaser Parent or any such Purchaser Parent Affiliate, subject to liquidation proceedings, and there are no grounds for making either the Purchaser, the Purchaser Parent or any such Purchaser Parent Affiliate, subject to such proceedings;

(vi)
neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Purchaser, the Purchaser Parent or by any Purchaser Parent Affiliate designated under Section 2.C, nor the consummation of the Transaction will (i) conflict with or result in any breach of any provision of its certificate of incorporation, the by-laws or similar organizational documents of such party, (ii) require any filing with or obtaining a permit, authorization, consent or approval from, any Governmental Authority or other Person except for any reporting obligation under French foreign investment regulations, or (iii) violate in a material respect any Law applicable to the Purchaser, the Purchaser Parent or any such Purchaser Parent Affiliate, or any of their properties or assets; and

(vii)	the Purchaser Parent has available the necessary cash resources to meet its obligations, and the obligations of any Purchaser Parent Affiliate, under this Agreement and each Ancillary Agreement.

7	INDEMNIFICATION

7.1	General Indemnification by the Seller and the Seller Parent

The Seller and the Seller Parent undertake, jointly and severally, to indemnify the Purchaser,  the Purchaser Parent and any Purchaser Parent Affiliate from and against all damages, costs, losses, expenses and penalties (including reasonable fees and disbursement of outside advisors including, for the avoidance of doubt in relation to Section 7.6.7 below) suffered or incurred by the Purchaser Parent, the Purchaser, any Purchaser Parent Affiliate, or any of the Group Companies (the “Indemnifiable Losses”) (i) arising from or related to any inaccuracy of any of the representations and warranties made by the Seller, the Seller Parent, or any Asset Seller under this Agreement or any Ancillary Agreement or (ii) resulting or arising from a breach by the Seller, the Seller Parent, or any Asset Seller of its covenants set forth herein or therein.

7.2	Specific Indemnification by the Seller and the Seller Parent

The Seller and the Seller Parent jointly and severally undertake to indemnify the Purchaser or the Purchaser Parent, for and against Indemnifiable Losses arising from or related to (without duplication):

(i)
any obligation under Environmental Law relating to past activities of any Group Company (or any Person for which any Group Company has successor liability) related to the site sold to Sival Bronzalu pursuant to the Acte and any obligation of any Group Company under Environmental Law related to any other site formerly owned or operated by any Group Company and not currently owned or operated by any Group Company;

(ii)
any obligation under Environmental Law relating solely to the remediation of toluene, cis-1, 2-dichloroethene and trichloroethene pollution, if any, existing prior to the Closing Date, at the Flomatic site;

(iii)	the current and pending legal claims described in Schedule 7.2(iii), including any judgment related thereto or any settlement thereof;

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(iv)	any legal claim commenced between the date hereof and the Closing Date that any product manufactured, supplied or sold by Flomatic contains asbestos;

(v)	any Pre-Closing Taxes;

(vi)	any Excluded Liability and any Excluded Asset;

(vii)	all costs arising from or related to the Stock Option Plans;

(viii)
any liability related to Desbordes Romania SRL and Desbordes America Latina Ltda including without limitation, due to the failure to transfer prior to the Closing Date, shares held by Desbordes in Desbordes America Latina Ltda to Seller Parent and any liability incurred in effecting such transfer after the Closing Date;

(ix)
(A) any transaction cost, Tax, third party debt (other than amounts owed under the Intercompany Loan) or penalty arising from or related to the Reorganization, or (B) any liability arising from any failure of the Reorganization to be completed (1) in accordance with applicable Law (including for the avoidance of doubt, labor Law), (2) in compliance with all contractual obligations of any Group Company, and (3) in compliance in all material respects with Schedule 5.2.2;

(x)	any liability to any Person relating to or arising from Desbordes employee redundancies;

(xi)
if the Shanghai Purchase Option is not exercised, any liability to any Person relating to or arising from the Shanghai Business including in respect of termination of all purchases, sales and other arrangements of any kind as between a Group Company on the one hand and Danfoss Shanghai on the other hand;

(xii)
any liability to any Person relating to or arising from the Excluded Asia Sales Business, including in respect of termination of all purchases, sales and other arrangements of any kind as between a Group Company on the one hand and the relevant Seller Affiliates conducting the Excluded Asia Sales Business on the other hand;

(xiii)
except as set forth in Section 9.2.3(c), any liability of the Purchaser Parent, the Purchaser or any Purchaser Parent Affiliate relating to a pre-Closing period resulting from the employment of the Danish Dedicated Employees or the UK Dedicated Employees, other than any liability arising after the Closing Date in connection with his or her employment by the Purchaser or a Purchaser Parent Affiliate; and

(xiv)
any actual costs incurred by the Purchaser Parent, the Purchaser or any Group Company in connection with complying with its obligations under Section 9.2.7 (Riglet Litigation) and any liability to any Person to the extent it results from actions taken by the Seller Parent in connection with the Riglet Litigation after the Closing Date.

7.3
Any indemnification due by the Seller or the Seller Parent for Indemnifiable Losses under Section 7.1 (General Indemnification by the Seller and the Seller Parent) and Section 7.2 (Specific Indemnification by the Seller and the Seller Parent) shall be calculated in accordance with the following provisions:

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(i)
The amount due in respect of any Indemnifiable Loss will be reduced by the amount of any compensation payment (such as an insurance recovery actually received by a Group Company) made to any Group Company, the Purchaser or any Purchaser Parent Affiliate, if and to the extent such payment relates to such Indemnifiable Loss, net of any Tax chargeable to such relevant Group Company, the Purchaser or such Purchaser Parent Affiliate and any reasonable expenses incurred by any Group Company, the Purchaser or any Purchaser Parent Affiliate to obtain such proceeds.

(ii)
The amount due in respect of any Indemnifiable Loss will be reduced by an amount equal to the Tax Benefit Amount attributable to the Indemnifiable Loss that gave rise to such indemnity payment, if and to the extent the Tax Benefit Amount is realized prior to the date on which the indemnification is paid by the Seller or the Seller Parent in accordance with this Article 7; provided that, if and to the extent the Tax Benefit Amount is realized after the date on which such indemnification is paid by the Seller or the Seller Parent, the provisions of Section 9.3.7 (Cooperation Relating to the Calculation of the Tax Benefit Amounts; Payment of the Tax Benefit Amount) hereunder shall apply.

(iii)
With respect to any Indemnifiable Loss that is related to an assessment for value added tax, or any Indemnifiable Loss that otherwise includes the payment by any Group Company of any value added tax, such Indemnifiable Loss shall not include any value added tax paid by any Group Company that is recovered or recoverable from the Tax authorities or any third party.

(iv)
Indemnifiable Losses arising in particular from a Tax adjustment resulting from a delay in the imposition or levy of Tax, or which has the mere effect of transferring an expense, income or deduction from one financial year to another or giving rise to a corresponding Tax credit or not giving rise to an actual payment of Tax or being capable of being deducted from the deductible losses (reports déficitaires) of any form existing as at or before June 30, 2010 (whether or not such deductible losses are subsequently kept), will only be taken into account in respect of the associated interest and late payment penalties due by a Group Company.

(v)
Indemnifiable Losses shall not include any liability for any Tax to the extent included in Straddle Period Taxes as calculated in accordance with Annex L, except for the avoidance of doubt to the extent such Straddle Period Taxes are increased in excess of the amount calculated pursuant to Annex L as a result of the imposition of interest, penalties or additions to Tax resulting from a breach of any covenant or representation or warranty hereunder (e.g., penalties assessed due to the failure by any Group Company to pay on or prior to the Closing Date a Straddle Period Tax when due).

(vi)
The calculation of Indemnifiable Losses pursuant to Section 7.1(i) or Section 7.2 (Specific Indemnification by the Seller and the Seller Parent) in respect of any Claim (other than a Claim for breach of the representation set forth in Section 5.19.5) that relates to any of the Reserved Matters shall be determined after deduction of an amount, if any, equal to the relevant Reserved Amount multiplied by the Reserve Deductible Fraction (such amount, the “Reserve Deductible Amount”).  For the avoidance of doubt, any indemnification claim pursuant to Section 7.1(i) that is subject to this Section 7.3(vi) will also be subject to the limitations set forth in Section 7.4.1.

(vii)
Any Indemnifiable Loss shall be taken into account only once and the Seller and the Seller Parent shall have no liability to the Purchaser, the Purchaser Parent, the Group Companies or the Purchaser Parent Affiliates to the extent they have already indemnified one of those indemnifiable parties, for such Indemnifiable Loss.

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(viii)
Neither the Seller nor the Seller Parent shall be required to indemnify the Purchaser for the amount of any increase in any Indemnifiable Loss to the extent such increase is caused by the failure of the Purchaser to take commercially reasonable actions to mitigate damages after the Purchaser became aware of the event or omissions that caused such Indemnifiable Loss (it being understood that the concept of mitigation of damages shall be applied with regard to what is commercially reasonable under the circumstances).

(ix)
Neither the Seller nor the Seller Parent will be liable for any indemnification payment under Article 7 (Indemnification) to the extent the relevant Indemnifiable Loss arises from the entry into effect or the modification of a law, décret or rule, or the entry into effect or the modification of any new Tax after the date of execution of this Agreement even if this entry into effect is given a retroactive effect.  Similarly, neither the Seller nor the Seller Parent will be liable for any indemnification payment under Article 7 to the extent the Indemnifiable Loss arises from a change after the date hereof in the interpretation made by the courts or the administration of a solution admitted until the date hereof.

7.4	Limitation and Exclusions

7.4.1
The duty of the Seller and the Seller Parent to indemnify pursuant to Section 7.1(i) and Section 7.1(ii) relating to breaches of the covenants in Sections 9.1.2 and 9.1.3, in each case after first applying Section 7.3, shall (except as provided pursuant to Section 7.4.3) only apply if the total amount of all Indemnifiable Losses exceeds an aggregate amount of one million five hundred thousand Euros (1,500,000 EUR) such amount representing a triggering threshold (seuil de déclenchement) and not a deductible amount (franchise), and, once such triggering threshold has been reached, only the portion of the relevant Indemnifiable Losses in excess of five hundred thousand Euros (500,000 EUR), such amount representing a deductible amount (franchise), shall be due by the Seller and the Seller Parent to the Purchaser.  Any individual Indemnifiable Loss which is less than seventy five thousand Euros (75,000 EUR) shall not be taken into account for the calculation of such triggering threshold and deductible amounts; provided that any series of Claims in relation to Indemnifiable Losses arising out of substantially identical facts or circumstances shall be aggregated for the purpose of calculating such amounts.  For the avoidance of doubt, any Indemnifiable Loss paid by the Seller Parent or the Seller under the specific indemnities set forth in Section 7.2 (Specific Indemnification by the Seller and the Seller Parent) shall not be taken into account for the calculation of such triggering threshold and deductible amounts.

7.4.2
In any case, the total amount of the indemnification for Indemnifiable Losses payable by the Seller and the Seller Parent under (x) Section 7.1(i) and (y) 7.1(ii) relating to breaches of the covenants in Sections 9.1.2 and 9.1.3, shall not exceed twenty four million Euros (24,000,000 EUR).

7.4.3
It is expressly agreed that the limitations, exclusions and maximum set forth in Sections 7.4.1 and 7.4.2 shall not apply to the duty of the Seller and the Seller Parent to indemnify pursuant to (A) Section 7.1(ii) in connection with breaches of covenants other than those set forth in Sections 9.1.2 and 9.1.3, (B) Section 7.2 (Specific Indemnification by the Seller and the Seller Parent), or (C) in respect of an inaccuracy of the representations and warranties set forth in Sections 5.1 (The Seller, the Seller Parent and the Asset Sellers), 5.3 (Incorporation and Corporate Affairs), 5.4 (Share Capital and Shares) or 5.13 (Tax, Social Security and Customs); provided that in no event shall the Seller or the Seller Parent be liable to the Purchaser under this Agreement in aggregate for an amount exceeding the Aggregate Purchase Price; provided further that notwithstanding the foregoing there shall be no limitation whatsoever on amounts payable pursuant to Section 7.2(viii).

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7.4.4
The duty of the Seller and the Seller Parent to indemnify pursuant to Section 7.1(i) in respect of any Claim based upon an inaccuracy of the representation and warranty set forth in Section 5.27 (No Undisclosed Liabilities) and only under such Section 5.27, in each case after first applying Section 7.3, shall only apply if the total amount of all Indemnifiable Losses exceeds an aggregate amount of two million Euros (2,000,000 EUR), such amount representing a deductible amount (franchise), and, once such deductible amount has been reached, only the portion of the relevant Indemnifiable Losses in excess of such deductible amount (franchise), shall be due by the Seller and the Seller Parent to the Purchaser.  It is expressly agreed that in the event and/or to the extent that a Claim may be made both (i) under Section 7.1(i) in respect of Section 5.27, and (ii) under Section 7.1(i) in respect of any other representation or warranty, Section 7.1(ii) or Section 7.2 (Specific Indemnification by the Seller and the Seller Parent), the Purchaser shall be free to make such Claim under such other Sections (in which event the provisions of this Section 7.4.4 shall not apply).

7.4.5
Neither the Seller nor the Seller Parent shall have any liability under this Article 7 with respect to the Assumed Liabilities; provided that the foregoing shall be without prejudice to the remedies of the Purchaser in respect of any inaccuracy of any representation and warranty made herein with respect to the Assumed Liabilities.

7.4.6
The Seller and the Seller Parent shall only be liable to the Purchaser in respect of the matters set forth in Sections 7.1 (General Indemnification by the Seller and the Seller Parent) and 7.2 (Specific Indemnification by the Seller and the Seller Parent) in the manner and on the terms set out in Article 7 and on no other basis whatsoever.  Without prejudice to the generality of the foregoing, neither the Seller nor the Seller Parent shall be liable to the Purchaser in relation to the following:

(i)
for any loss or damage to the extent it results from facts or events which were the subject of a Fair Disclosure to a Representation and Warranty set forth in this Agreement (except for those matters set forth in Section 7.2);

(ii)	for any loss or damage to the extent it results from the gross negligence or willful misconduct of the Purchaser or the Purchaser Parent or any Purchaser Parent Affiliate;

(iii)	for loss and damage to the extent it results from any change in the Accounting Principles and Methods after the Closing Date;

(iv)
any loss or damage to the extent connected with any breach by the Purchaser of Section 9.2.8 (Further Assurance/Wrong Pocket) except for any breach of any obligation to provide notice to the extent that such breach does not increase the amount of the underlying Indemnifiable Loss;

(v)
any difference between the “actual” liability for the categories of Taxes of each of the Group Companies set forth in Annex L for such Group Company and the liability for such Taxes as calculated in the Final Straddle Period Taxes amount; and

(vi)	for any indirect damages (e.g., consequential damages and lost profits);

it being acknowledged and agreed, that in the event that either the Seller or the Seller Parent seeks to limit the liability to the Purchaser or Purchaser Parent hereunder on the basis of factors not listed above, the Purchaser and Purchaser Parent shall be precluded from objecting to such proposed further limitations on the basis that the foregoing list of limitations was intended by the Parties to be exhaustive.

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7.4.7
Notwithstanding anything to the contrary contained herein, neither the Seller Parent nor the Seller shall be liable to the Purchaser or the Purchaser Parent for any Indemnifiable Loss to the extent it relates to: (i) any Tax attribute of a Group Company (including the failure of a Group Company to have any Tax attribute), including but not limited to, tax basis in a Group Company’s assets, any net operating loss carryover, credit carryover or capital loss carryover, or any net operating loss carryover, credit carryover or capital loss carryover which may be affected in any way by the acquisition of control under applicable Law, or the determination that any such Tax attribute is subject to any limitation on its use under applicable Law or (ii) any Taxes other than Pre-Closing Taxes.

7.5	Tax Characterization of Indemnification Payments

All indemnity payments made by the Seller and/or the Seller Parent to the Purchaser shall be treated for all Tax purposes as adjustments to the Aggregate Purchase Price.

7.6	Claim Management in Respect of All Claims Other Than in Respect of Tax Matters (Which Shall be Governed Exclusively by Section 9.3 of the Agreement)

7.6.1
Subject to the limitations set forth in Section 7.4 (Limitation and Exclusions), any Indemnifiable Loss may be subject to a claim for indemnification by the Purchaser to the Seller and/or the Seller Parent (a “Claim”).

7.6.2	Each Claim shall be notified by the Purchaser to the Seller and the Seller Parent (a “Claim Notice”) and shall include:

(i)	an indication of the date on which the underlying event or Indemnifiable Loss became known to the Purchaser or any Group Company, as the case may be;

(ii)
the nature of the related request for indemnification, including a description of any investigation (whether formal or informal), inquiry or other matter that may give rise to liability to a government entity, and, where applicable, a copy of any third-party claim made against the Purchaser or any Group Company (collectively a “Third-Party Claim”); and

(iii)	the amount, if known, of any relevant Third-Party Claim;

and shall be made within a period of forty five (45) days after the date on which the Purchaser or any Group Company, as applicable, became aware of such event or the Indemnifiable Loss, provided, that any Claim Notice relating to a breach of any of the representations set forth in Section 5.19 (Products and Management Systems) shall be made within a period of thirty (30) days after the date on which the Purchaser Parent, the Purchaser or any Group Company, as applicable, became aware of such event or the Indemnifiable Loss; provided, further, that no delay or failure on the part of the Purchaser Parent to so notify the Seller or the Seller Parent shall relieve the Seller Parent or the Seller of any liability for Indemnifiable Losses hereunder except to the extent the Seller Parent or the Seller is adversely prejudiced as a consequence of such failure.

7.6.3
The Seller Parent and its advisors shall have reasonable access to the books and files of each Group Company relating to any Claim during normal business hours at the premises of each Group Company or as otherwise mutually agreed.  The staff of each Group Company shall provide reasonable assistance to the Seller Parent and its advisers in respect of any Claim; provided, for the avoidance of doubt, that the cost to any Group Company of such assistance shall be considered as Indemnifiable Losses.

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7.6.4
The Seller Parent shall, within sixty (60) days after the date of receipt of a Claim Notice, notify the Purchaser whether, and the extent to which, it accepts or disputes the Claim set forth in the Claim Notice, and if it rejects such Claim, the reasons therefor.  The Seller Parent shall be deemed to have accepted to indemnify the Purchaser in respect of any Claim set forth in any Claim Notice which is not so disputed by the Seller Parent.

7.6.5
If a Claim originates from a Third-Party Claim, and if the Seller Parent shall have notified in writing that it would not dispute its obligation to indemnify the Purchaser in respect of such Third-Party Claim, the Seller Parent may, by written notice to the Purchaser within sixty (60) days after the date of receipt of the relevant Claim Notice, inform the Purchaser that it wishes to assume and control the defense of such Third-Party Claim.

7.6.6
If the Seller Parent so notifies the Purchaser that it wishes to assume and control the defense of such Third-Party Claim, the Seller Parent shall bear its own costs and expenses and shall be entitled to engage its own counsel.  The Seller Parent shall regularly inform the Purchaser of the progress of the defense to the Third-Party Claim and of all material developments and events relating to such Third-Party Claim by providing the Purchaser with all evidence or documents which the Purchaser may reasonably request and shall provide the Purchaser with an opportunity to review and comment on any material correspondence before the Seller or the Seller Parent sends such correspondence to any third party.  The Seller Parent shall not settle the Third-Party Claim without the Purchaser’s prior written consent (not to be unreasonably withheld or delayed); provided, that no such prior consent shall be required for a settlement of such Third-Party Claim providing exclusively for the payment of money damages and which is not otherwise materially adverse to the Business.

7.6.7	If the Seller Parent does not so timely notify the Purchaser that it will defend the Third-Party Claim, the Purchaser shall assume the responsibility for the defense of such Third-Party Claim.

7.6.8
The Seller Parent or the Purchaser, depending on which of them defends the relevant Third-Party Claim, shall allow the other Party(ies) and its (their) counsel to participate in the elaboration of the arguments that may need to be made, as well as in any settlement negotiations, as the case may be.

7.6.9
If the Seller Parent shall have indicated in writing (or is deemed, in accordance with Section 7.6.4, to have indicated) that it does not dispute its obligation to indemnify the Purchaser in respect of the Third-Party Claim, and if the Seller Parent shall not have opted hereunder to assume the defense of such Third-Party Claim, in the absence of an enforceable judgment (jugement ayant autorité de la chose jugée), no payment, settlement, or compromise related to an Indemnifiable Loss shall be made without the prior consent of the Seller Parent (not to be unreasonably withheld or delayed)

7.6.10	Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Taxes Contests shall be governed exclusively by Section 9.3.6 (Tax Contests) (and not this Section 7.6).

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7.7	Date of Payment

Indemnification under this Section 7 shall be payable with respect to any Claim thirty (30) days after the earlier of:

(i)	the resolution of such Claim by mutual agreement between the Seller Parent and the Purchaser;

(ii)
the issuance of a final enforceable judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the Parties to and the subject matter of such Claim, or to which such Claim was submitted for resolution; or

(iii)	the final settlement of any Third-Party Claim in accordance with the terms hereof.

Any payment required pursuant to this Article 7 shall include interest at the rate of 4% per year from the date such payment is due pursuant to paragraphs (i) through (iii) hereof through the date of payment.  Such interest shall be calculated monthly on a compounding basis assuming thirty (30) day months and three hundred and sixty (360) day years.

7.8	Time For Making a Claim

No Claim Notice (or Tax Claim Notice) for indemnification hereunder may be made after June 30, 2012, except that:

(i)
in respect of matters relating to a breach of representation set forth in Section 5.10 (Employment) (to the extent relating to Taxes), Section 5.13 (Tax, Social Security and Customs), Section 7.2 (Specific Indemnification by the Seller and the Seller Parent) (to the extent relating to Taxes), or a breach of covenant set forth in Section 9.3(Tax Matters), a Claim Notice may be given up until the end of the third (3rd) month following the expiration of the applicable period of the statute of limitations;

(ii)	in respect of the matters set forth in Section 5.19.6, a Claim Notice may be given up until the seventh (7th) anniversary of the Closing Date;

(iii)	in respect of the matters set forth in Section 5.22.2 (Compliance with Anti-Corruption/Anti-bribery Laws), a Claim Notice may be given up until the fifth (5th) anniversary of the Closing Date;

(iv)	in respect of the matters listed in Section 5.20 (Environment), a Claim Notice may be given up until the third (3rd) anniversary of the Closing Date;

(v)	in respect of the matters listed in Sections 7.2(i), a Claim Notice may be given up until the thirtieth (30th) anniversary of the Closing Date;

(vi)	in respect of the matters listed in Sections 7.2(ii), a Claim Notice may be given up until the tenth (10th) anniversary of the Closing Date; and

(vii)
in respect of the other matters listed in Section 7.2 and in respect of Claims pursuant to Section 7.1(ii), a Claim Notice may be given up until the end of the third (3rd) month following the expiration of the applicable period of the statute of limitations.

7.9	Indemnification Exclusive Remedy

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Indemnification pursuant to this Article 7 will be the sole and exclusive remedy of the Purchaser Parent, the Purchaser, any Purchaser Parent Affiliate, or any of the Group Companies with respect to the subject matter hereof.

7.10	Indemnification by the Purchaser and the Purchaser Parent

Each of the Purchaser and the Purchaser Parent, undertakes, jointly and severally, to indemnify the Seller and the Seller Parent from and against all damages, costs, losses, expenses and penalties (including reasonable fees and disbursement of outside advisors but excluding any indirect damages (including lost profits)) suffered or incurred by the Seller or any Seller Affiliate (i) arising from or related to any inaccuracy of any of the representations and warranties made by the Purchaser, the Purchaser Parent or any other Purchaser Parent Affiliate under this Agreement or any Ancillary Agreement and (ii) resulting or arising from a breach, by the Purchaser, the Purchaser Parent or any other Purchaser Parent Affiliate, of its covenants set forth herein or therein.

8	CLOSING

8.1	Closing

The transfer of ownership of the Shares, the Included Assets and Assumed Liabilities and the payment of the Shares Closing Payment (the “Closing”) shall take place (i) on April 29, 2011 (if the confirmatory due diligence referred to in Section 2.B.1 has been completed on or before April 19, 2011) or (ii) on May 31, 2011, (if such confirmatory due diligence has not been completed on or before such date), at the offices of Bredin Prat, 130 rue du Faubourg St. Honoré, 75008 Paris, or at such other place or such other date as may be mutually agreed upon in writing by the Parties (the date on which the Closing occurs being the “Closing Date”) .

8.2	Documents to be Delivered on the Closing Date

8.2.1	On or prior to the Closing Date, the Seller Parent shall deliver (or procure the delivery of, as the case may be) to the Purchaser Parent:

(i)	original share transfer orders (ordres de mouvements) instructing the Company to transfer the Shares to the Purchaser, duly completed and signed by the Seller;

(ii)	the original CERFA forms concerning the transfer of the Shares by the Seller to the Purchaser, duly signed by the Seller;

(iii)	a certified copy of any power of attorney under which the transfer of the Shares is executed;

(iv)
the original share transfer register (registre des mouvements de titres) and shareholder accounts (comptes d'actionnaires) of the Company, duly completed and signed (written up to the time immediately before the Closing Date);

(v)
duly executed resignations of the directors (and officers) notified by the Purchaser Parent to the Seller Parent at least five (5) Business Days prior to the Closing Date, which shall be immediately effective;

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(vi)
evidence of the termination of, and waiver of all rights by Seller Affiliates under, all affiliate arrangements listed in Schedule 5.23 (except for the various agreements listed as number 6 under the heading of Distribution Agreements in such Schedule relating to the supply of trading services between the Company and Danfoss SARL), including in respect of any and all amounts (including principal and accrued interest) owed by any Group Company to the Seller Parent or any Seller Affiliate thereunder (except as included in the Intercompany Loan and except for any trade payables and receivables pursuant to such affiliate arrangements which shall not be settled at the Closing Date but rather shall be settled in accordance with their terms), such that immediately following the Closing there shall be no amounts (other than trade payables and receivables) owed by any Group Company to the Seller Parent or any Seller Affiliate;

(vii)	the Loan Assignment Agreement, duly executed by the Seller Parent;

(viii)	the relevant document evidencing that the proper consultation/informing of the works’ councils of the Company has taken place;

(ix)	the relevant documents evidencing completion of the Reorganization; and

(x)	an officer’s certificate, in the form attached in Schedule 8.2.1(x), attesting as to the satisfaction of the conditions precedent set forth in Sections 4.2 (ii) - (iv).

8.2.2	On or prior to the Closing Date, the Purchaser Parent shall deliver (or procure the delivery of, as the case may be) to the Seller Parent or the relevant Seller Affiliate as applicable:

(i)
the payment of the Shares Closing Payment in immediately available funds by way of wire transfer to the bank account of the Seller indicated in Schedule 8.2.2(i) which shall be evidenced by a written confirmation from the bank of the Purchaser;

(ii)	the payment of the part of the Asset Transfer Price payable to Danfoss Tianjin as set forth in the relevant Asset Transfer Agreement;

(iii)	if the Shanghai Purchase Option has been exercised, the payment of the part of the Asset Transfer Price payable to Danfoss Shanghai as set forth in the relevant Asset Transfer Agreement;

(iv)	the original CERFA forms concerning the transfer of the Shares by the Seller to the Purchaser duly signed by the Purchaser;

(v)	the Loan Assignment Agreement, duly executed by the Purchaser;

(vi)
the payment of the Intercompany Loan Assignment Amount in immediately available funds by way of wire transfer to the bank account of the Seller Parent indicated in Schedule 8.2.2(vi) which shall be evidenced by a written confirmation from the bank of the Purchaser;

(vii)	the consent to the transfer of ownership of the Shares by the relevant competition authorities; and

(viii)
an officer’s certificate, in the form attached in Schedule 8.2.2(viii), attesting as to the satisfaction of the conditions precedent set forth in Section 4.3 (Conditions to the Obligations of the Seller and the Seller Parent).

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8.2.3	Other documents and agreements to be delivered at the Closing Date by the parties thereto as listed below:

(i)	the relevant Asset Transfer Agreements evidencing the transfer of Included Assets, duly executed;

(ii)	in respect of each Employee Transfer Agreement executed by the relevant employee, such Employee Transfer Agreement duly executed by the other parties thereto;

(iii)	the Distribution Agreements duly executed by the relevant Seller Affiliate and evidence of termination of existing distribution agreements covering the same territories; and

(iv)	the Transitional Services Agreement duly executed.

9	COVENANTS

9.1	Pre-Closing Covenants

9.1.1
The Seller Parent shall use commercially reasonable efforts to obtain all consents from third parties required in connection with the assignment of the Assigned Contracts as contemplated by the Asset Transfer Agreements.

9.1.2
From the date of this Agreement until the Closing Date, the Seller and the Seller Parent shall ensure that each Group Company, and each Asset Seller in respect of the Business, is managed in the ordinary course of business in accordance with past practices and shall use its reasonable efforts to preserve its business (gestion en bon père de famille), organization and relations with third parties (including Persons with whom any Group Company, or Asset Seller in respect of the Business, has a business relationship).

9.1.3
Without limiting the generality of the foregoing, the Seller and the Seller Parent shall procure that no Group Company, nor any Asset Seller in respect of the Business, shall, without the Purchaser Parent’s prior written consent (which shall not be unreasonably withheld or delayed):

(i)	terminate (or threaten in writing to terminate) or materially amend (or threaten to materially amend) any Material Agreement;

(ii)
carry out any transaction substantially modifying the substance of, or its rights over, its assets (having a value individually or in the aggregate in excess of one hundred and fifty thousand Euros (150,000 EUR)) such as any transfer, Encumbrance, lease, grant of license or other rights to third parties with respect to its tangible or intangible assets;

(iii)	be a party to any merger, spin-off or contribution;

(iv)
make any change in the Accounting Principles and Methods, except as required pursuant to applicable Laws or changes applied in good faith to all the Seller Affiliates (provided for the avoidance of doubt that any such changes shall be disregarded for purposes of the definition of “Accounting Principles and Methods” set forth herein);

(v)	make any distribution of or take any decision to distribute, any assets, profits, reserves or premiums, other than in cash;

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(vi)
make any change to the share capital of any Group Company, issue any securities of any nature whatsoever (including warrants), grant any stock options or free shares entitling the holder thereof to an equity interest in any Group Company, or purchase any of its own securities;

(vii)	make any reduction of any Group Company’s share capital or any distribution of any premium on merger or share issue;

(viii)
change the collective status of the employees of the Group Companies, the China Dedicated Employees or the European Dedicated Employees, nor grant any additional benefits to any of the employees of the Group Companies, the China Dedicated Employees or the European Dedicated Employees, with the exception of compulsory salary increases made pursuant to the terms of the Collective Bargaining Agreements and other salary increases and bonus payments in the ordinary course of business consistent with past practice;

(ix)
incur or assume any liabilities or obligations for borrowed money; nor provide any guarantee of any liabilities or obligations other than short term trade payables, Indebtedness and any indebtedness for borrowed money owed to the Seller Parent or any Seller Affiliate, in each case in the ordinary course of business and consistent with past practice;

(x)	acquire or sell any asset of a net book value greater than one hundred and fifty thousand Euros (150,000 EUR) other than in the ordinary course of business;

(xi)	settle any litigation or arbitration (as plaintiff or defendant) where the claimed amount exceeds twenty thousand Euros (20,000 EUR); or

(xii)	commit to do any of the foregoing.

9.1.4	Ancillary Agreements

The Seller Parent shall procure that all Ancillary Agreements to be executed by the Asset Sellers or any other Seller Affiliate shall be duly executed and delivered on the Closing Date, and the Purchaser Parent shall procure that all Ancillary Agreements to be executed by any Purchaser Parent Affiliate shall be duly executed and delivered on the Closing Date.

9.1.5	Access

Between the date hereof and the Closing Date, the Seller shall, upon reasonable notice from the Purchaser, cause the Group Companies and the Seller Affiliates to (i) provide the Purchaser and its representatives reasonable access within normal business hours to all offices and other facilities of the Group Companies and the Seller Affiliates in connection with the Business, and to all books and records of the Group Companies, and the Seller Affiliates in connection with the Transaction, (ii) permit the Purchaser and the Purchaser Parent to make such inspections and to obtain copies of such books and records as it may reasonably require, (iii) furnish to the Purchaser and the Purchaser Parent such financial and operating data and other information as the Purchaser or the Purchaser Parent may from time to time reasonably request and (iv) cooperate with the Purchaser, the Purchaser Parent and their representatives in respect of the planning of the integration of the Group

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Companies, the Included Assets, the China Dedicated Employees and the European Dedicated Employees in all respects with the Purchaser Parent Affiliates, provided, however, that the activities of the Purchaser, the Purchaser Parent and their respective representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the business of the Group Companies and the Seller Affiliates.  Notwithstanding anything to the contrary contained in this Agreement, none of the Seller, the Group Companies and the Seller Affiliates shall be required to (i) provide any information or access that the Seller reasonably believes could violate applicable Law, including antitrust Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege or (ii) conduct, or permit the Purchaser, the Purchaser Parent and their respective representatives to conduct, any Phase I environmental site assessment, Phase II investigation or other environmental soil or groundwater investigation relating to any Owned Real Property or Leased Real Property.

9.1.6	China Dedicated Employees and Polish Dedicated Employees

9.1.6.1
The Purchaser Parent shall, or shall procure that a Purchaser Parent Affiliate shall, no later than five (5) Business Days prior to the Closing Date, make offers of employment to each China Dedicated Employee (except for the Shanghai Dedicated Employees if the Shanghai Purchase Option is not exercised) and Polish Dedicated Employee, as from the Closing Date (or such later date as may be provided in the relevant Employee Transfer Agreement or offer of employment) on terms and conditions which are substantially similar to (and in any event no less favorable to the relevant employee as) those applying to such employee’s employment prior to the Closing Date by the relevant Seller Affiliate (as such terms are set forth on Schedule 5.10.3 and in the current employment contracts of such employees made available by the Seller Parent to the Purchaser Parent prior to the date hereof).

9.1.6.2
The offers of employment to be made to the Polish Dedicated Employees shall state that the deadline for the Polish Dedicated Employees to accept or refuse the employment offer will be at the latest three (3) Business Days prior to the Closing Date and that the acceptance or refusal by each Polish Dedicated Employee must be made in writing and hand delivered or notified by registered post to the Purchaser Parent or Purchaser Parent Affiliate, as the case may be, and received at the latest three (3) Business Days prior to the Closing Date.  Promptly upon receipt of the acceptance or refusal letter of the offer by the Purchaser Parent or a Purchaser Parent Affiliate, the Purchaser Parent shall inform the Seller of such acceptance or refusal.

9.1.6.3
The Seller Parent shall cause all relevant Seller Affiliates to provide the Purchaser with access to such China Dedicated Employees and Polish Dedicated Employees (subject to the agreement of such employees) as from the date hereof for such purpose.  Each of the Seller Parent and the Purchaser Parent shall take commercially reasonable efforts to facilitate the acceptance (by way of signature of the relevant Employee Transfer Agreement or otherwise) by such China Dedicated Employees and Polish Dedicated Employees of such offers of employment.

9.1.7	UK Dedicated Employees

9.1.7.1	As regards the UK Dedicated Employees, the Parties acknowledge and agree that:

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(i)
the Seller Parent shall procure that the Company shall forthwith give notice to Danfoss UK that it intends that as from the Closing Date, Watts UK shall take over the provision of sales and after sales services in respect of direct sales from the Company to customers in the UK in place of Danfoss UK, which sales and services are undertaken as of the date hereof by the UK Dedicated Employees;

(ii)
the taking over of the provision of such sales and after sales services by Watts UK in place of Danfoss UK as from the Closing Date will amount to a “service provision change” for the purposes of Regulation 3.1(b) of the TUPE Regulations; and

(iii)
pursuant to the TUPE Regulations, the contract of employment and employment relationship of each of the UK Dedicated Employees at the Closing Date (except insofar as such contract relates to the transfer of any occupational pension scheme rights excluded from transfer pursuant to the TUPE Regulations) shall have effect from the Closing Date as if originally made between the UK Dedicated Employee and Watts UK (subject to any valid objection under Regulation 4(7) of the TUPE Regulations).

9.1.7.2
Prior to the Closing Date, upon the written request by Danfoss UK, the Purchaser Parent will provide Danfoss UK or will procure that Watts UK provides Danfoss UK with any information reasonably necessary to allow Danfoss UK to comply with its obligations under Regulation 13 of the TUPE Regulations.

9.1.7.3	With respect to each UK Dedicated Employee, the Seller Parent has made available to the Purchaser Parent (and the Purchaser Parent acknowledges receipt of):

(i)         the identity and age of the employee;

(ii)	the employee’s employment agreement or written statement of employment terms;

(iii)
confirmation that there are no (i) disciplinary procedures that have been taken against an employee or (ii) grievance procedures that have been taken by an employee, in each case, within the previous two years;

(iv)
confirmation that there are no court or tribunal cases, claims or actions (x) brought by an employee against Danfoss UK, within the previous two years, or (y) that the Seller Parent has reasonable grounds to believe that an employee may bring against the Purchaser or Watts UK, arising out of the employee’s employment with Danfoss UK; and

(v)	information of any collective agreement with a trade union that affects the employee’s employment,

provided that the foregoing shall in no way modify that representations and warranties of the Seller Parent and the Seller set forth in Article 5 hereof.

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9.1.8	Danish Dedicated Employees

9.1.8.1	With respect to the Danish Dedicated Employees, the Parties acknowledge and agree that:

(i)
the Seller Parent shall procure that the Company shall forthwith give notice to the Seller Parent that it intends that, as from the Closing Date, Watts DK shall take over the provision of sales and after sales services in respect of direct sales from the Company to customers in Denmark in place of the Seller Parent, which sales and services are undertaken as of the date hereof by the Danish Dedicated Employees;

(ii)
the Danish Dedicated Employees as of the Closing Date are to be transferred from the Seller Parent to Watts DK in accordance with the Danish Act no. 710 of 20 August 2002 on the Legal Position of Employees in connection with Transfer of Undertakings; and

(iii)
the Seller Parent, in reasonable time before the Closing Date, shall inform the Danish Dedicated Employees of the transfer, pursuant to Sections 5 and 6 of the Danish Act no. 710 of 20 August 2002 on the Legal Position of Employees in connection with Transfer of Undertakings.

9.1.9	In the event the Shanghai Purchase Option is not exercised:

9.1.9.1
The Seller Parent agrees, as from the date on which it receives notification that the Shanghai Purchase Option will not be exercised, to cause Danfoss Shanghai to cease accepting any new orders from customers related to the Shanghai Business.

9.1.9.2	The Seller Parent acknowledges and agrees that the Company will not fulfill any pending orders placed by or through Danfoss Shanghai after the Closing Date.

9.1.9.3
Notwithstanding Section 9.1.9.2 above and Section 9.2.1 (Non-Compete) below, Danfoss Shanghai is permitted to sell, on usual and customary terms and conditions, any inventory relating to the Business held by Danfoss Shanghai on the Closing Date.

9.1.9.4
During a one (1) year period as from the Closing Date, the Purchaser Parent undertakes that, none of the Purchaser Parent, the Purchaser or any Purchaser Parent Affiliate shall, except with the Seller Parent’s prior consent, solicit, induce, employ or otherwise offer employment to or engage in discussion regarding employment with any Shanghai Dedicated Employee.

9.1.10	Unwinding of the Excluded Asia Sales Business

The Seller Parent shall cause the Seller Affiliates conducting the Excluded Asia Sales Business to stop accepting orders (either on their own behalf or on the behalf of any Group Company) for the products sold by the Group Companies from the date hereof.

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9.1.11
Prior to the date that is five (5) Business Days prior to the Closing Date the Seller Parent shall have loaned such amounts to the Company, and the Company shall have loaned such amounts to the Subsidiaries, as are necessary to allow the Subsidiaries to settle in full prior to such date, all amounts owed for borrowed money (including pursuant to any cash pooling agreements and together with accrued but unpaid interest thereon) to the Seller Parent or to any other Seller Affiliate (net of amounts, if any, owed to such Subsidiary by the Seller Parent or other Seller Affiliate, as the case may be), and Seller Parent shall procure that the Subsidiaries settle in full such amounts prior to such date. As a result of the foregoing, the sole liability for borrowed money (together with accrued but unpaid interest thereon) by any Group Company to the Seller Parent or any other Seller Affiliate on the Closing Date shall be the Intercompany Loan Assignment Amount owed by the Company to Seller Parent, as evidenced by the "Note" annexed to the Loan Assignment Agreement, which shall be assigned on the Closing Date by the Seller Parent to the Purchaser pursuant to the Loan Assignment Agreement.

9.2	Post-Closing Covenants

9.2.1           Non-Compete

9.2.1.1
For a period of five (5) years after the Closing Date, the Seller Parent undertakes that none of the Seller Parent, the Seller, the Asset Sellers, or any other Seller Affiliate, or any affiliates (existing or in the future) of any of the foregoing, shall directly or indirectly, except (i) in accordance with and within the scope of the Transitional Services Agreement and (ii) in accordance with, within the scope of, and otherwise subject to, the terms and conditions of the Distribution Agreements to be executed and delivered on the Closing Date:

(a)
engage in, continue in or carry on any business that competes with the Business (a “Competitive Business”), including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization that is so engaged; provided, that any passive ownership interest of 3% or less in any Competitive Business shall be permitted hereunder;

(b)
consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization as it relates to any Competitive Business, including advertising or otherwise endorsing the competing products of any such Competitive Business, soliciting customers of the Business or otherwise serving as an intermediary for any such Competitive Business or, other than on an arm’s length basis, loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction with any such Competitive Business; or

(c)	engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act that adversely affects the Business.

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9.2.1.2
The geographic scope of this covenant not to compete shall extend throughout all jurisdictions in which the Business is conducted as of the date hereof.  For the avoidance of doubt, and for the purposes of this Section 9.2.1 only, the jurisdictions in which the Business is conducted shall be deemed to include the territories of (i) the Excluded Asia Sales Business, (ii) the Excluded Onsale Business, (iii) the whole territory of the People’s Republic of China, regardless of whether the Shanghai Purchase Option is exercised by the Purchaser and the Purchaser Parent, and (iv) any other territory in which the Group Companies sell products relating to the Business (including by way of example, Romania and Austria). Recognizing the specialized nature of the Business and the scope of competition that the Group Companies face, the Seller Parent and the Seller hereby acknowledge that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.  In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, or in view of the consideration therefor, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction but shall remain in full force and effect in accordance with their terms in all other jurisdictions unless so modified by a court of competent jurisdiction within such other jurisdiction.

9.2.1.3	Notwithstanding the foregoing, the Seller Parent, the Seller, the Asset Sellers, any other Seller Affiliate, or any affiliates (existing or in the future) of any of the foregoing may:

(a)
buy products that are competitive with the products of the Business from any Competitive Business or from the Business itself and incorporate such products into substations for heating, cooling and domestic hot water applications and distribute and sell such substations; provided, that the value of the competitive products in such substations shall account for no more than 20% of the value of such substations;

(b)
buy from any Competitive Business or from the Business itself: (i) FV strainers, (ii) FVF strainers, (iii) butterfly valves gear boxes, (iv) butterfly valves with electrical actuators, (v) brass ball valves and (vi) other products with a similar functionality of those in (i) through (v); and resell such products in the territories of Poland, Romania, United Kingdom, Germany and Austria; provided, that (i) the aggregate annual gross sales of such products in such countries (taken together) does not exceed two million five hundred thousand Euros (2,500,000 EUR), not including value added tax or similar Taxes on sale, (as adjusted annually commencing on January 1, 2012 in accordance with the changes in the European Index of Consumer Prices) and provided, further that the Business (and the entities from time to time owning the Business after the Closing) shall have a right of first refusal to sell to the Seller Parent, the Seller, the Asset Sellers and any other Seller Affiliate such products if they meet the required technical specifications and are competitive on price and other material commercial terms, all in accordance with the provisions set forth in Annex N;

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(c)
buy from any Competitive Business the following products (or the equivalents thereof):  (i) butterfly valve VFY type, (ii) butterfly valve ENODIA type, (iii) butterfly valves series Sylax, Lycene and Emaris, (iv) control valves type C and CL, (v) pressure reducing valves (PRV Desbordes type) and (vi) brass ball valves; and resell such products in the territories of Russia, Kazakhstan, Ukraine, Belarus and Turkey; provided, that the aggregate annual gross sales of such products in such countries (taken together) does not exceed two million Euros (2,000,000 EUR), not including value added tax or similar Taxes on sale (as adjusted annually commencing on January 1, 2012 in accordance with the changes in the European Index of Consumer Prices), and provided, further that the Business (and the entities from time to time owning the Business after the Closing) shall have a right of first refusal to sell to the Seller Parent, the Seller, the Asset Sellers and any other Seller Affiliate such products if they meet the required technical specifications and are competitive on price and other material commercial terms, all in accordance with the provisions set forth in Annex N; and

(d)	manufacture, buy and (re)sell stainless steel ball valves globally.

9.2.2           Non Solicit Undertakings

During a two (2) year period from the Closing Date, the Seller Parent undertakes that none of the Seller Parent, the Seller or any Seller Affiliate shall, except with the Purchaser Parent’s prior consent, solicit, induce, actively seek to entice away, employ or otherwise offer employment to or engage in discussion regarding employment with any Person who, as from the date hereof through the expiration of such period, is or was a corporate officer (mandataire social), employee, or Sales Agent of the Company or any Subsidiary, it being understood that such undertaking not to solicit shall not apply to general and public solicitations of employment not specifically directed toward such employees.

9.2.3	Employees

(a)
In respect of any China Dedicated Employee that executes on or before the Closing Date the relevant Employee Transfer Agreement, or any Polish Dedicated Employee that accepts employment with the relevant Purchaser Parent Affiliate within the time limit mentioned in Section 9.1.6.2 above, it is agreed that:

(i)
the Purchaser and the Purchaser Parent shall be liable for, and shall indemnify the Seller Parent, the Seller or the relevant Seller Affiliate for, all liabilities, obligations and commitments related to the employment of such China Dedicated Employee or Polish Dedicated Employee arising after the Closing Date in connection with his or her employment by the Purchaser or a Purchaser Parent Affiliate; and

(ii)
the Seller and the Seller Parent shall be liable for, and shall indemnify the Purchaser Parent, the Purchaser or the relevant Purchaser Parent Affiliate for, all liabilities, obligations and commitments arising or relating to the employment of such China Dedicated Employee or Polish Dedicated Employee (except as specifically identified in subparagraph (i) above), including in connection with the termination of such employee’s relationship with the relevant Seller Affiliate, or any change of control payment or bonus relating to the successful completion of this Transaction.

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(b)
In the event that (x) any China Dedicated Employee declines to execute on or before the Closing Date the relevant Employee Transfer Agreement, (y) any Polish Dedicated Employee declines the employment offer made by the Purchaser Parent or the relevant Purchaser Parent Affiliate or does not expressly accept the employment offer within the time limit mentioned in Section 9.1.6.2 above (in which case any such employee will be deemed to have declined the employment offer), or (z) any UK Dedicated Employee or Danish Dedicated Employee contests his or her transfer to the relevant Purchaser Parent Affiliate, it is agreed that to the extent permissible under applicable Law, (i) the Seller Parent shall cause the relevant Seller Affiliate that employs such employee to terminate such employee’s employment as soon as legally possible after the Closing Date and (ii) neither the Purchaser Parent nor the Purchaser or any Purchaser Parent Affiliate shall have any liability in respect of such employee and the Seller and the Seller Parent undertake to indemnify the Purchaser, the Purchaser Parent or any Purchaser Parent Affiliate for any such liability.

(c)
Notwithstanding the foregoing, but subject to Section 9.2.2 (Non Solicit Undertakings), with respect to any such employee whose employment is so terminated after the Closing Date by the relevant Seller Affiliate, and provided that the Seller Parent provides notification to the Purchaser Parent of such termination, together with a description and certification of all payments made by such Seller Affiliate to such employee in connection with such termination (including redundancy, severance, holiday entitlements or other similar payments), none of the Purchaser Parent or any Purchaser Parent Affiliate shall, within twelve (12) months after the Closing Date, employ such employee unless the Purchaser Parent shall have paid to the Seller an amount equal to such payments.  One (1) year after the Closing Date, the Purchaser Parent shall send to the Seller Parent a certified (by an officer of the Purchaser Parent) notification identifying any China Dedicated Employee or European Dedicated Employee it or any Purchaser Parent Affiliate has employed during the period since the Closing, together with payment of any amounts still owed to the Seller Parent under this Section 9.2.3.

9.2.4	Post-Closing IP Matters

(i)
The Purchaser shall procure that the Group Companies and the Purchaser Parent Affiliates designated pursuant to Section 2.C shall, as soon as practicable after the Closing Date and in any event within six (6) months thereafter, cease using the “Danfoss” brand or trade name, logo, distinguishing mark, and domain name in any and all marketing and publicity, or other materials howsoever distributed or used, including on-line.

(ii)
The Purchaser shall procure that, as soon as possible after Closing, but no later than one (1) month after the Closing Date, the Group Companies and the Purchaser Parent Affiliates designated pursuant to Section 2.C shall cease using the “Danfoss” name as a company name, or as a trade name or otherwise howsoever and shall provide written evidence to the Seller Parent to that effect.

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(iii)
The Seller Parent and the Seller renounce on their own behalf and on behalf of all other Seller Affiliates, as from the Closing Date, any right, title and interest in “Socla” brand, trade name, logo, distinguishing mark and domain name and shall cease all use thereof as from the Closing Date, except as permitted pursuant to the Distribution Agreements executed on the Closing Date.

(iv)
Notwithstanding the foregoing paragraphs (i) – (iii), the Group Companies, the Shanghai Business, and any other Purchaser Parent Affiliate may continue to use the “Danfoss” name as a trade name in connection with the sale, manufacture and delivery of the current line of products of the Group Companies that are delivered to end customers in China (in the event the Shanghai Option is exercised) and Poland on or prior to the date which is eight (8) months after the Closing Date, provided that such use of the “Danfoss” name shall be subject to and conditioned upon full compliance with the “Danfoss” brand guidelines attached as Schedule 9.2.4(iv) hereto.

9.2.5	Stock Option Plans

The Seller Parent shall comply in all respects with its obligations vis-à-vis any manager or employee of any Group Company pursuant to the Stock Option Plans.  The Parties agree that the Group Companies shall not bear any expense or cost whatsoever related to the Stock Option Plans or the performance thereof.  Without limiting the forgoing, no amount relating to the Stock Options Plans or the performance thereof shall be recharged to any Group Company.

9.2.6	Post-Closing Filings

The Seller Parent and the Seller undertake to make available to the Purchaser as soon as reasonably practical upon request by the Purchaser all information and documentation necessary for any required post-closing filings with any Governmental Authorities, including the merger filing with the relevant Greece antitrust authorities.

9.2.7	Riglet Litigation

To the extent reasonably possible pursuant to applicable Laws, the Purchaser Parent and the Purchaser undertake to cause the Company and Danfoss Socla Iberica SA to assign the Riglet Litigation to the Seller Parent.

9.2.8	Further Assurance/Wrong Pocket

From time to time each Party shall execute and deliver or procure to be executed and delivered, all such documents and instruments and shall take, or procure to be taken, all such further or other actions (including with respect to Included Assets or Assumed Liabilities that may have failed to be transferred to the Purchaser hereunder, or Excluded Assets or Excluded Liabilities that may have been transferred to the Purchaser hereunder) in each case as may be reasonably necessary or desirable to consummate the Transaction in accordance with the terms and conditions of this Agreement and the Ancillary Agreements.  Without limiting the foregoing, the Seller Parent shall, and shall cause the Asset Sellers to, pay over to the Purchaser Parent or the relevant Purchaser Parent Affiliate any amounts received after the Closing in respect of any Assigned Contract.

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9.2.9	Environmental Tests

(i)
The Purchaser shall not (and shall not cause or permit its Subsidiaries to) voluntarily excavate or conduct any digging or permit any other Person to conduct any excavation or digging at any Owned Real Property or Leased Real Property (any such excavation or digging, as the case may be, an “Excavation”), unless such Excavation (A) is conducted in the ordinary course of business of the Business, it being agreed that for the purposes of this Section 9.2.8 “ordinary course of business” shall be deemed to include any Excavation in connection with the improvement, expansion, addition, repair, demolition or removal or similar Excavation (the main purpose of which is not environmental testing) in connection with the Business, or (B) is required by a Person that is not a Purchaser Parent Affiliate in connection with the sale or lease of Owned Real Property (any such Person, a “Prospective Purchaser/Lessee”).  To the extent practicable, the Purchaser shall provide to the Seller written notice of any such Excavation which is significant and pre-planned at least five (5) Business Days before the commencement of such Excavation.

(ii)
The Purchaser shall not (and shall not cause or permit its Subsidiaries to) perform, and the Purchaser (to the extent that the Purchaser is able to do so) shall not permit (and shall not cause or permit its Subsidiaries to permit) any physically invasive tests of soil, water, air, biota (plants and animals), or any other parts of the environment that can contain contaminants with respect to any Owned Real Property or Leased Real Property (any such test, an “Environmental Test”), unless: (i) such Environmental Test is (A) required by Environmental Laws, (B) required by a Governmental Authority with authority under Environmental Laws, or (C) required by a Prospective Purchaser/Lessee, or (ii) there exists visual (or other sensory) or physical evidence that is manifest and would cause a reasonably prudent Person to suspect that there exists pollution or contamination in the soil or groundwater.

(iii)
The Purchaser shall not (and shall not cause or permit its Subsidiaries to) take any affirmative action to directly or indirectly solicit (including causing or encouraging any Person to directly or indirectly solicit) from any Governmental Authority any request, order, directive or other mandate to conduct an Environmental Test or Excavation, except as required by Environmental Law (as determined by the Purchaser upon the advice of outside counsel).

(iv)
The Purchaser shall not assign any of its indemnification rights or obligations hereunder to a purchaser of Owned Real Property and any purported assignment of indemnification rights in connection with a sale of Owned Real Property will be void ab initio.

9.3	Tax Matters

9.3.1	Filing and Preparation of Pre-Closing Period Tax Filings of the Group Companies

(i)
The Seller Parent shall, or shall cause a Group Company to, timely prepare and timely file any Pre-Closing Period Tax Filings with the appropriate Taxing Authority for which the Due Date is on or prior to the Closing Date.  The Seller Parent shall timely prepare all Pre-Closing Period Tax Filings relating to any Group Company for which the Due Date is after the Closing Date.  With respect to any such Pre-Closing Period Tax Filing to be prepared in accordance with this Section 9.3.1(i) and that is to be filed after the Closing Date, the Purchaser shall cause the relevant Group Company to timely file with the appropriate Taxing Authority any such Pre-Closing Period Tax Filing with the reasonable assistance of the Seller Parent.

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(ii)
With respect to Tax Filings that are referred to in Section 9.3.1(i) above, the Seller Parent shall make available drafts of such Pre-Closing Period Tax Filings to the Purchaser Parent for its review at least ten (10) Business Days before the relevant Due Date.  The Seller Parent shall consider in good faith any comments that the Purchaser Parent may have with respect to such Pre-Closing Period Tax Filings; provided, that any such comments (or the lack thereof) shall be without prejudice to the rights of the Parties hereunder.

9.3.2	Cooperation on Tax Matters

The Purchaser Parent, the Seller Parent and each of the Group Companies shall (and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Filings pursuant to Section 9.3.1 (Filing and Preparation of Pre-Closing Period Tax Filings of the Group Companies).  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Filings (including but not limited to information relating to tax basis in assets and methods of accounting), and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser Parent and the Purchaser shall (and shall cause the Group Companies) to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning on or before (or including) the Closing Date until the expiration of the statute of limitations (taking into account any extensions thereof) with respect to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and allow the Seller Parent (and its agents and representatives) to inspect, review and make copies of such records and information as the Seller Parent or its agents and representatives reasonably request from time to time during normal business hours and after appropriate notification.

9.3.3	Refunds

(i)
The Seller shall be entitled to the amount of any refund of Taxes (including estimated Taxes of a Group Company paid prior to the Closing Date) of each Group Company with respect to a Pre-Closing Period which refund is received by the Purchaser or any Purchaser Parent Affiliate (including any Group Company) after the Closing, which refund shall also include for the avoidance of doubt any interest received from a Taxing Authority related to such refund.  For purposes of this Section 9.3.3, a refund of Taxes shall be deemed to be received to the extent that a refund that would otherwise have been received is applied, at the recipient’s or its affiliate’s election, to offset or reduce Taxes relating to any period ending after the Closing Date.  The Purchaser Parent and the Purchaser shall, and shall cause the Group Companies to, reasonably cooperate with the Seller Parent and the Seller in obtaining refunds relating to Pre-Closing Periods.

(ii)
If as a result of one or more final decision(s) by a Taxing Authority or otherwise, all or a portion of the Reserve Deductible Amount in respect of the “provision for corporation tax” is not payable to a Taxing Authority, the Purchaser shall promptly pay to the Seller an amount equal to the amount that is not payable multiplied by the Reserve Deductible Fraction.

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(iii)
The Purchaser Parent shall notify the Seller Parent in writing without undue delay of such receipt of any such Tax refund or such removal or cancellation of such specific Tax Reserve. Notwithstanding the foregoing, upon the request by the Seller Parent (which, for any period other than the period ending December 31, 2010, shall be limited to one request per calendar year), the Purchaser Parent shall notify the Seller Parent in writing within ten (10) Business Days after such request, which written notification of the Purchaser Parent to the Seller Parent shall: (A) state whether any refund has been received relating or attributable to a Pre-Closing Period of a Group Company since the Closing Date; and (B) provide all information reasonably requested by the Seller Parent in connection with the removal, elimination of cancellation of any Tax Reserve, together with all supporting information relating thereto.

(iv)
Any amount payable to the Seller pursuant to this Section 9.3.3 shall be due within ten (10) Business Days (i) after the Tax refund has been (deemed) received by the Purchaser, the Purchaser Parent or any Purchaser Parent Affiliate or the relevant Group Company or after receipt of the Tax assessment containing the relevant decision of the Taxing Authority or (ii) after the removal or cancellation of any Tax Reserve.  Any payment required pursuant to this Section 9.3.3 shall include interest at a rate of four percent (4%) per year from the date such payment is due through the date of payment.

(v)	Any payment made pursuant to this Section 9.3.3 shall be deemed to be an adjustment to the Aggregate Purchase Price.

9.3.4	No Amendment

Neither the Purchaser, or any Purchaser Parent Affiliate or Group Company shall, without the consent of the Seller Parent (which shall not be unreasonably withheld, delayed or conditioned), or as required by applicable Law amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Filing that was filed by a Group Company relating to a Pre-Closing Period, and the Purchaser Parent, prior to amending, modifying or otherwise refiling any such Pre-Closing Period Tax Filing (that it believes is required to be amended, modified or refiled under applicable law) shall promptly provide to the Seller Parent written notice of its intent to amend, modify or otherwise refile such Tax Filing, which notice shall include the legal basis supporting the conclusion that such Tax Filing is required to be amended, modified or refiled under applicable Law, provided, however, that, notwithstanding the foregoing, the Purchaser Parent shall not be entitled to amend, modify or refile such Tax Filing if the Seller Parent, at its own cost and expense, provides a written opinion from a nationally recognized law firm experienced in Tax matters that states that such amendment, modification or refiling relating to such position should not be required by Law. The Purchaser Parent shall, and shall cause the Group Companies to cooperate with the Seller Parent, including by providing any information reasonably requested, relating to amending, modifying or refiling Pre-Closing Period Tax Filing.  Neither the Purchaser nor any Purchaser Parent Affiliate shall or shall cause any of the Group Companies to, and the Purchaser and any Purchaser Parent Affiliate shall cause the Group Companies not to, voluntarily contact a Tax Authority relating or with respect to any Tax Filing or Taxes of any Group Company relating to any Pre-Closing Period, or in connection with any Tax Contest relating to a Pre-Closing Period, voluntarily identify an issue that was not previously identified by such Taxing Authority on its own.

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9.3.5	Limitation on Actions

Notwithstanding anything to the contrary contained in this Agreement, if the Purchaser Parent or any Purchaser Parent Affiliate shall: (i) make, revoke or amend any election relating to Taxes of a Group Company with respect or relating to a Pre-Closing Period, (ii) make any election under Section 338 of the IRC (or similar state or local law), (iii) take any other action after the Closing (other than any action after the Closing on the Closing Date that is in the ordinary course of business) that would reasonably be expected to result in any increase in Tax liability (or a reduction in a Tax refund or credit) in respect of a Pre-Closing Period of a Group Company, in each case without obtaining the prior consent of the Seller Parent, then the Seller Parent and the Seller shall not be required to indemnify hereunder to the extent such actions result in such an increase (or shall be responsible to pay the Seller the amount of such refund that otherwise would be due if the actions described in this Section 9.3.5 had not occurred or been taken).

9.3.6	Tax Contests.

(i)
The Purchaser Parent shall deliver a written notice (a “Tax Claim Notice”) to the Seller Parent (within the time period specified below) following any demand, claim or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of any Group Company for which the Seller Parent and the Seller may be required to indemnify hereunder (“Tax Contest”), which notice shall (i) describe in reasonable detail (to the extent known by the Purchaser Parent, the Purchaser or any Group Company) the facts constituting the basis of such Tax Contest, (ii) include an indication of the date on which the Tax Contest first became known to the Purchaser or any Purchaser Parent Affiliate or Group Company, as the case may be, (iii) include a copy of any demand, claim, notice or other document received by the Purchaser or any Purchaser Parent Affiliate or Group Company and (iv) set forth the amount, if known, of the relevant Tax liability (if any), and delivery of such notice shall be made within a period of ten (10) days after the date on which the Purchaser, any Purchaser Parent Affiliate or any Group Company, as applicable, became aware of such Tax Contest; provided however that no delay or failure on the part of the Purchaser Parent to so notify the Seller Parent shall relieve the Seller Parent or the Seller of any liability for Indemnifiable Losses hereunder except to the extent the Seller Parent or the Seller is adversely prejudiced as a consequence of such failure.

(ii)
The Seller Parent and its advisors shall have reasonable access to the books and files of each Group Company relating to any Tax Contest during normal business hours at the premises of each Group Company or as otherwise mutually agreed.  The staff of each Group Company shall provide reasonable assistance to the Seller Parent and its advisers in respect of any Tax Contest; provided, for the avoidance of doubt, that the cost to any Group Company of such assistance shall be considered as Indemnifiable Losses.

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(iii)
If the Seller Parent shall have notified the Purchaser Parent in writing that it would not dispute its obligation to indemnify the Purchaser in respect of Indemnifiable Losses relating to any Tax matter for which the Seller would be obligated to indemnify hereunder that would result from Tax Contest, the Seller Parent may, by written notice to the Purchaser Parent within ten (10) Business Days after the date of receipt of the Tax Claim Notice by the Purchaser Parent of such Tax Contest, elect to assume and control the defense of such Tax Contest.  If the Seller Parent so elects, it (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel and (C) may (1) pursue or forego any administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that, notwithstanding the foregoing, the Seller Parent shall not agree to any settlement or amounts payable by any Group Company pursuant to a Tax Contest without the consent of the Purchaser Parent, which consent not to be unreasonably withheld or delayed.

(iv)
In connection with any Tax Contest the defense of which the Seller Parent elects to assume pursuant to Section 9.3.6(iii), (A) the Purchaser Parent shall, and shall cause the Group Companies to, cooperate with the Seller Parent and the Seller in defending such Tax Contest, including by providing appropriate powers of attorney and executing any agreement or document necessary or appropriate in connection defense of the Tax Contest in accordance herewith and (B) the Seller Parent shall keep the Purchaser Parent reasonably informed of all material developments and events relating to such Tax Contest, including promptly forwarding copies to the Purchaser Parent of any related correspondence and shall provide the Purchaser Parent with an opportunity to review and comment on any material correspondence before the Seller Parent sends such correspondence to any Taxing Authority and (C) the Purchaser Parent shall have the right to participate in (but not control) the defense of such Tax Contest at its own cost and expense.

(v)
In connection with any Tax Contest relating to a Pre-Closing Period that Seller Parent does not timely elect to assume pursuant to Section 9.3.6.(iii), the Purchaser shall assume the responsibility for the defense of such Tax Contest, it being understood that all reasonable costs arising from such defense shall be indemnifiable by the Seller Parent, provided, however, that the Purchaser Parent shall keep the Seller Parent reasonably informed of all material developments and events relating to such Tax Contest including promptly forwarding copies to the Seller Parent of any related correspondence and shall provide the Seller Parent with an opportunity to review and comment on any material correspondence before the Purchaser Parent sends such correspondence to any Taxing Authority) and, at its own cost and expense, the Seller Parent shall have the right to participate in (but not control) the defense of such Tax Contest.

(vi)
In connection with any Tax Contest relating to a Pre-Closing Period and without limiting the foregoing, the Seller Parent or the Purchaser, depending on which of them defends the relevant Tax Contest, shall allow the other Party(ies) and its (their) counsel to participate in the elaboration of the arguments that may need to be made, as well as in any settlement negotiations, as the case may be.

(vii)
If the Seller Parent shall not have elected hereunder to assume and control the defense of such Tax Claim, in the absence of an enforceable judgment (jugement ayant autorité de la chose jugée), no payment, settlement, or compromise related to an Indemnifiable Loss shall be made without the prior consent of the Seller Parent (not to be unreasonably withheld or delayed).

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(viii)
Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 9.3.6 (and not Section 7.6 (Claim Management in Respect of All Claims Other Than in Respect of Tax Matters)).

9.3.7	Cooperation Relating to the Calculation of the Tax Benefit Amounts; Payment of the Tax Benefit Amount.

(i)
In respect of any Tax Benefit Amount (attributable to an Indemnifiable Loss), upon written request by the Seller Parent with respect to any Taxable year beginning with the first Taxable year in which a Tax attribute (e.g., a deduction, loss or credit) may reasonably be expected to first be reflected or taken into account on an applicable income Tax Filing of the Purchaser or any Purchaser Parent Affiliate or Group Company, and continuing for up to each of the three succeeding years thereafter, (A) the Purchaser Parent shall provide a written report to the Seller Parent certifying such Tax Benefit Amount actually realized for such Tax year, if any (including a determination that no Tax Benefit Amount was actually realized in an applicable Tax year), such report to include reasonable detail with respect to the nature and amount of such Tax Benefit Amount actually realized and the calculation thereof; and (B) the Purchaser Parent shall, and shall cause the all Purchaser Parent Affiliates and the Group Companies to, cooperate and provide the Seller Parent with all information reasonably requested by the Seller Parent and its advisors in connection with the calculation and determination of the Tax Benefit Amount actually realized (if any).

(ii)
In respect of a Tax Benefit Amount (attributable to an Indemnifiable Loss) realized after the payment to the Purchaser (or the Purchaser Parent) of the indemnification in respect of such Indemnifiable Loss (without having given the full effect to a Tax Benefit Amount), the Purchaser shall pay the Seller or the Seller Parent such Tax Benefit Amount no later than thirty (30) days following the due date (not including extensions) of the applicable annual Tax Filing that takes into account the Tax Benefit Amount that is actually realized. Any payment required pursuant to this Section 9.3.7 shall include interest at a rate of four percent (4%) per year from the date such payment is due through the date of payment.

9.3.8	Transfer of Shares by Desbordes held in Desbordes America Latina Ltda to Seller Parent

Seller Parent shall have the responsibility (at its sole cost and expense) to cause the transfer, including preparation of such documents and filings requiring execution by Desbordes and delivery thereof to Desbordes for execution, by Desbordes of the shares it holds in Desbordes America Latina Ltda.  Seller Parent shall keep Purchaser Parent duly and timely informed of progress and Purchaser Parent shall cooperate in such process at Seller Parent’s cost.

9.4	Parent Guarantees

9.4.1
The Seller Parent hereby irrevocably guarantees, as principal and not as surety (a) the due and punctual payment of all monetary obligations now or hereafter due and payable by the Seller and any other Seller Affiliate who is party to any Ancillary Agreement pursuant to this Agreement and the Ancillary Agreements and (b) the full and complete performance and satisfaction of all covenants, agreements, duties, obligations and liabilities applicable to the Seller and any Seller Affiliate under or pursuant to this Agreement and the Ancillary Agreements, whether such covenants, agreements, duties or obligations are outstanding on the date hereof or arise or are incurred at any time hereafter.

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9.4.2
The Purchaser Parent hereby irrevocably guarantees, as principal and not as surety (a) the due and punctual payment of all monetary obligations now or hereafter due and payable by the Purchaser and any other Purchaser Parent Affiliate who is party to any Ancillary Agreement pursuant to this Agreement and the Ancillary Agreements and (b) the full and complete performance and satisfaction of all covenants, agreements, duties, obligations and liabilities applicable to the Purchaser and any Purchaser Parent Affiliate under or pursuant to this Agreement and the Ancillary Agreements, whether such covenants, agreements, duties or obligations are outstanding on the date hereof or arise or are incurred at any time hereafter.

9.5	Claims by Affiliates

The Seller Parent shall procure that no Seller Affiliate, and the Purchaser Parent shall procure that no Purchaser Parent Affiliate or Group Company, shall make any claims in relation to the subject matter of this Agreement or any Ancillary Agreement against respectively, on the one hand, the Purchaser or any Purchaser Parent Affiliate or, on the other hand, the Seller Parent or any Seller Affiliate, other than under Article 7.

10	MISCELLANEOUS

10.1	Expenses

Except as otherwise provided in this Agreement, each of the Parties hereto shall bear its own costs and expenses incident to the negotiation, preparation and execution of this Agreement, including legal fees, bankers' and accountants' fees and other professional advisors fees.

The Purchaser Parent and the Purchaser shall bear all taxes and duties (including all transfer, real property transfer, documentary, sales, use, stamp duty, recording and similar Taxes, but excluding any income taxes (including capital gains or similar taxes)) due in connection with the transfer of the Shares and the Included Assets, including all registration duties (droits d'enregistrement) due in connection therewith (collectively “Transfer Taxes”).

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10.2	Confidentiality

Except as set forth in Section 10.3 (Announcements) below, after the Closing Date to the date which is five years after the date hereof, the Seller Parent and the Seller, the Purchaser and the Purchaser Parent and their respective affiliates (present and future) shall keep in strict confidence and will not disclose any of the past, current or future matters discussed or information exchanged concerning the Transaction or any confidential or commercially sensitive information regarding the operation of the Business except (a) with the prior written consent of the Purchaser Parent, or the Seller Parent, as applicable (which consent may not be unreasonably withheld or delayed); (b) in connection with any court or other proceeding commenced between the Parties, provided that, in such case, the Party originating such proceeding shall have requested confidential treatment of any matter or information to be disclosed from the relevant governmental, administrative, judicial or other authority; or (c) if any Party should be required by, or reasonably consider it necessary to disclose such matter or information to, any governmental, administrative or regulatory entity or banking authority or its statutory auditors.  In connection with any disclosure pursuant to sub-Section (c) above, the disclosing Party shall give the other Party(ies) prior written notice thereof and shall also provide the other Party(ies) with copies or a complete description of the information being sought and a copy of the narrative of the proposed disclosure.

10.3	Announcements

10.3.1
Except as required by Law or a regulation of a stock exchange, no public announcement or communication concerning the Transaction may be made at any time (before or after the Closing Date) by the Seller Parent or the Seller, on the one hand, or the Purchaser Parent or the Purchaser, on the other hand, without having first obtained the written consent of the other (which consent may not be unreasonably withheld or delayed).

10.3.2
Where the announcement or communication is required by Law or a regulation of a stock exchange, the Party required to make it must, to the extent reasonably practicable, first consult, and take into account any reasonable comments by the other Parties.

10.3.3
The Seller Parent and the Seller acknowledge that the Purchaser has informed them that its ultimate parent company will be required, under applicable Law including New York Stock Exchange regulations, upon becoming legally bound subject to the terms and conditions herein to complete the Transaction, to make an announcement in respect thereof.  The Purchaser agrees to consult with the Seller Parent in relation to the content and timing of such announcement.

10.4	Notices

All notices and other communications required or authorized hereunder shall be in writing, in English and validly made if either delivered via express courier, sent by registered letter (return receipt requested) or by email with a confirmation copy sent, within twenty-four (24) hours after transmission of such email, by express courier as follows:

(a)           If to the Seller or the Seller Parent:

Danfoss A/S
For the attention of: General Counsel
Nordborgvej 81
DK-6430 Nordborg, Denmark

Email: AST@danfoss.com

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Danfoss International A/S
For the attention of: General Counsel
Nordborgvej 81
DK-6430 Nordborg, Denmark

Email: AST@danfoss.com

with a copy to:
Reed Smith LLP
For the attention of: Uri Doron
599 Lexington Avenue
New York, NY 10022
USA

Email: udoron@reedsmith.com

(b)           If to the Purchaser or the Purchaser Parent:

Watts Industries Deutschland.
For the attention of: Dennis Cawte and Sander Kiesouw
Godramsteiner Hauptstr. 167
76829 Landau
Deutschland

Email: cawte.j.d@wattsindustries.com
Email: kiesouw.s@wattsindustries.com

Watts Water Technologies, Inc..
For the attention of: Kenneth Lepage
815 Chestnut Street
North Andover, MA 01845
USA

Email:  lepagekr@watts.com

with copy to:
Watts Industries Europe
For the attention of: Assistant General Counsel (Karel D’Hulst)
Kollergang 14, 6961 LZ Eerbeek,
The Netherlands

Email: Dhulst.K@wattsindustries.com

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and to:
Bredin Prat
For the attention of: Elena Baxter
130 rue du Faubourg Saint Honoré
75008 Paris
France

Email: elenabaxter@bredinprat.com

Notices and other communications delivered via courier shall be effective as of their date of delivery, as evidenced by the delivery receipt, or as of the next Business Day if the date of delivery is not a Business Day.  Notices and other communications sent by registered mail, return receipt requested, shall be effective as of their date of first presentation to the addressee.  Notices and other communications sent by email with a confirmation copy sent within twenty-four (24) hours after transmission by courier or registered letter (return receipt requested), shall be deemed effectively given on the Business Day following the date of the sending of the email.

10.5	Amendments - Assignment

No alteration of, amendment to or waiver of any of the provisions of the Agreement shall be binding on any of the Parties unless it is written and executed by a duly authorized representative of each of the Parties.  This Agreement may not be assigned by any Party except with the prior written consent of the other Parties.

10.6	No Third Party Beneficiaries

This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any other Person any rights or remedies.

10.7	Entire Agreement

This Agreement, together with any other document executed by the Parties of even date herewith and at the Closing, contain the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto.  In the event of any inconsistency between this Agreement, on the one hand, and the terms and conditions of any Ancillary Agreement, on the other hand, the terms of this Agreement shall prevail.

10.8	Other Provisions

Should any of the provisions of this Agreement be held null and void or unenforceable for any reason whatsoever, the Parties undertake to consult each other to remedy the causes of such nullity, so that, except where impossible, the Agreement shall remain in force without any discontinuity.  The Parties agree to provide any information as well as to execute and to deliver all documents required for the performance of this Agreement.

10.9	Governing law - Forum selection

The validity, interpretation and performance of this Agreement shall be fully governed by French law.  Any dispute arising in connection with this Agreement or as a consequence thereof which is not amicably settled shall be subject to the exclusive jurisdiction of the Commercial Court of Paris.

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Executed in Paris,
on April 1st, 2011,
in four (4) original copies

DANFOSS A/S		DANFOSS INTERNATIONAL A/S
By:	/s/ Anders Stahlschmidt	By:	/s/ Anders Stahlschmidt
Name	Anders Stahlschmidt	Name	Anders Stahlschmidt
By:	Power of Attorney dated March 1st, 2011	By:	Power of Attorney dated March 1st, 2011
[REST OF PAGE INTENTIONALLY LEFT BLANK]

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Executed in Paris,
on April 1st, 2011,
in four (4) original copies

WATTS WATER TECHNOLOGIES INC.		WATTS INDUSTRIES DEUTSCHLAND
By:	/s/ David J. Coghlan	By:	/s/ Sander Kiesouw
Name	David J. Coghlan	Name	Sander Kiesouw
By:	Chief Executive Officer and President	By:	Power of Attorney dated March 15, 2011

[REST OF PAGE INTENTIONALLY LEFT BLANK]

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LIST OF ANNEXES AND SCHEDULES

Annex A	Description of the “Danfoss Water Controls” division (the “Business”)

Annex B	List of the Tianjin Dedicated Employees

Annex C	List of the European Dedicated Employees

Annex D	List of the Shanghai Dedicated Employees

Annex E	Agreed form of the Distribution Agreements

Annex F	Accounting Principles and Methods

Annex G	Agreed form of Asset Transfer Agreements

Annex H	Agreed form of the Employee Transfer Agreements

Annex I	Agreed form of the Loan Assignment Agreement

Annex J	Method of calculation of NWC

Annex K	A sample calculation of the Reserve Deductible Fraction

Annex L	Calculation of Straddle Period Taxes

Annex M	Agreed form of the TSA

Annex N	Provisions relating to the right of first refusal

Schedule 2.A.2.1(i)	List of Tianjin Included Assets

Schedule 2.B.2.1(i)	List of Assigned Contracts

Schedule 3.4.5	List of Substituted Experts

Schedule 5.2.2	Steps of the Reorganization

Schedule 5.3.2(a)	Chart of the Group Companies as at the Signing

Schedule 5.3.2(b)	Chart of the Group Companies as at the Closing Date

Schedule 5.3.4	List of required notifications, consents, etc.

Schedule 5.4.3	Disclosure of any undercapitalization

Schedule 5.5.1	June 30, 2010 Financial Statements

Schedule 5.6.1	December 31, 2009 Statutory Accounts for each Group Company

Schedule 5.7.1	Indebtedness

Schedule 5.7.2	Outstanding loans to third parties

Schedule 5.9.1	List of Material Agreements

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Schedule 5.9.2	Disclosure related to Material Agreements

Schedule 5.10.1	Employment claims

Schedule 5.10.2	Employment – Failure to comply with Law or Contracts

Schedule 5.10.3	List of employees + details

Schedule 5.10.5	List of Collective Bargaining Agreements

Schedule 5.10.8	List of Sales Agents + details

Schedule 5.10.14	Disclosure on compliance with working time/H&S laws

Schedule 5.10.18	Employee Benefits subject to Section 401(a) of I.R.C.

Schedule 5.12	Litigation

Schedule 5.13.1(a)	Tax/Social Security ongoing audits

Schedule 5.13.1(b)	Tax/Social Security audits in last 5 years

Schedule 5.13.1(c)	Copy of the audit reports

Schedule 5.13.8	Actions, suits, investigations, audits or claims by a Tax Authority

Schedule 5.14.1	List of the Owned Real Property and the Leased Real Property + details

Schedule 5.14.2	Encumbrances

Schedule 5.17.1	Intellectual Property

Schedule 5.18.1	IT

Schedule 5.19.1	List of industry certifications

Schedule 5.19.3	Systemic Defects or recalls

Schedule 5.19.4	Products – warranty and civil liability claim for > €25,000

Schedule 5.19.5	Products liability

Schedule 5.19.6	Statements in the Certification of Allen Bo Andersson

Schedule 5.20.3	List of previously owned/operated sites

Schedule 5.20.4	Clean-up obligations

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Schedule 5.21.1	List of Large Customers (x20) and Large Suppliers (x20)

Schedule 5.23	Affiliated Agreements/Arrangements

Schedule 5.25	Conduct of the Business

Schedule 5.27	No undisclosed liabilities

Schedule 7.2(iii)	Specific Indemnity – list of pending litigation

Schedule 8.2.1(x)	Officer’s certificate from the Seller

Schedule 8.2.2(i)	Seller bank account details for Shares Closing Payment

Schedule 8.2.2(vi)	Seller Parent bank account details for Intercompany Loan Assignment Amount

Schedule 8.2.2(viii)	Officer’s certificate from the Purchaser

Schedule 9.2.4(iv)	Danfoss brand use principles